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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 25, 2015

To Our Stockholders:

What:	Our 2015 Annual Meeting of Stockholders
When:	June 25, 2015 at 8:00 a.m., local time
Where:	Clarion Hotel 148 Sheraton Drive New Cumberland, PA 17070
Why:	At this Annual Meeting, stockholders will be asked to:
	1.	Elect nine directors to hold office until the 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;
	2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;
	3.	Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement;
	4.	Consider and vote on stockholder proposals, if properly presented at the Annual Meeting; and
	5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

        The close of business on May 1, 2015 has been fixed as the record date for determining those Rite Aid stockholders entitled to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on that date will receive this notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. The above items of business for the Annual Meeting are more fully described in the proxy statement accompanying this notice.

        Your vote is important.    Please read the proxy statement and the instructions on the enclosed proxy card and then, whether or not you plan to attend the Annual Meeting in person, and no matter how many shares you own, please submit your proxy promptly by telephone or via the Internet in accordance with the instructions on the enclosed proxy card, or by completing, dating and returning your proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting. It will, however, help to assure a quorum and to avoid added proxy solicitation costs.

        You may revoke your proxy at any time before the vote is taken by delivering to the Secretary of Rite Aid a written revocation or a proxy with a later date (including a proxy by telephone or via the Internet) or by voting your shares in person at the Annual Meeting, in which case your prior proxy would be disregarded.

By order of the Board of Directors

Marc A. Strassler Secretary Camp Hill, Pennsylvania May 15, 2015

RITE AID CORPORATION
P.O. BOX 3165
HARRISBURG, PENNSYLVANIA 17105

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 25, 2015

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on June 25, 2015:

The proxy statement and annual report, as well as the Company's proxy card, are available at
www.proxyvote.com.

        This proxy statement is being furnished to you by the Board of Directors (the "Board" or "Board of Directors") of Rite Aid Corporation (the "Company" or "Rite Aid") to solicit your proxy to vote your shares at our 2015 Annual Meeting of Stockholders (the "Annual Meeting"). The Annual Meeting will be held on June 25, 2015 at 8:00 a.m., local time, at the Clarion Hotel, 148 Sheraton Drive, New Cumberland, PA 17070. This proxy statement, the foregoing notice and the accompanying proxy card are first being mailed and made available on or about May 15, 2015 to all holders of our common stock, par value $1.00 per share, entitled to vote at the Annual Meeting. At Rite Aid and in this proxy statement, we refer to our employees as associates.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

        Holders of Rite Aid common stock as of the close of business on the record date, May 1, 2015, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote 988,837,450 shares of common stock. No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.

What matters will be voted on at the Annual Meeting?

        There are five proposals that are scheduled to be considered and voted on at the Annual Meeting:

  •
  Proposal No. 1: Elect nine directors to hold office until the 2016 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

  •
  Proposal No. 2: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

  •
  Proposal No. 3: Conduct an advisory vote to approve the compensation of our named executive officers as presented in this proxy statement;

  •
  Proposal No. 4: Consider a stockholder proposal relating to accelerated vesting of performance awards; and

  •
  Proposal No. 5: Consider a stockholder proposal relating to proxy access.

        Stockholders also will be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. At this time, the Board of Directors is unaware of any matters, other than those set forth above and the possible submission of the Krol Proposals, as described in the section entitled "Other Matters," that may properly come before the Annual Meeting.

What are the Board's voting recommendations?

        The Board recommends that you vote "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as presented in this proxy statement and "AGAINST" each of the stockholder proposals.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with our transfer agent, Broadridge Financial Solutions, Inc., you are considered the "stockholder of record" with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in "street name" and you are considered the "beneficial owner" of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other holder of record describing how to vote your shares.

How can I vote my shares before the Annual Meeting?

        If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet or by mail.

  •
  Submitting a Proxy by Telephone:  You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Daylight Time on June 24, 2015, by calling the toll-free telephone number on the enclosed proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

  •
  Submitting a Proxy via the Internet:  You can submit a proxy for your shares via the Internet until 11:59 p.m. Eastern Daylight Time on June 24, 2015, by accessing the website listed on the enclosed proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

  •
  Submitting a Proxy by Mail:  If you choose to submit a proxy for your shares by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

        By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend the Annual Meeting and vote in person.

        If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank's or broker's voting process. Please check with your bank or broker and follow the voting procedures your bank or broker provides to vote your shares. Also, please note that if the holder of record of your shares is a bank, broker or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

If I am the beneficial owner of shares held in "street name" by my broker, will my broker automatically vote my shares for me?

        New York Stock Exchange ("NYSE") rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on the compensation of our named executive officers and the vote on each of the stockholder proposals. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

How will my shares be voted if I give my proxy but do not specify how my shares should be voted?

        If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted "FOR" the nominees of the Board in the election of directors, "FOR" the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm, "FOR" the approval, on an advisory basis, of the compensation of our named executive officers and "AGAINST" each of the stockholder proposals.

Could other matters be decided at the Annual Meeting?

        At this time, we are unaware of any matters, other than as set forth above and the possible submission of the Krol Proposals, as described in the section entitled "Other Matters," that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

Who may attend the Annual Meeting?

        All stockholders are invited to attend the Annual Meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must bring proof of ownership (e.g., a current broker's statement) in order to be admitted to the meeting. You can obtain directions to the Annual Meeting by contacting our Investor Relations Department at (717) 975-3710.

Can I vote in person at the Annual Meeting?

        Yes. If you hold shares in your own name as a stockholder of record, you may come to the Annual Meeting and cast your vote at the meeting by properly completing and submitting a ballot. If you are the beneficial owner of shares held in the name of your broker, bank or other nominee, you must first obtain a legal proxy from your broker, bank or other nominee giving you the right to vote those shares and submit that proxy along with a properly completed ballot at the meeting; otherwise, you will not be able to vote in person at the Annual Meeting.

How can I change my vote?

        You may revoke your proxy at any time before it is exercised by:

  •
  Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

  •
  Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

  •
  Submitting a proxy on a later date by telephone or via the Internet (only your last telephone or Internet proxy will be counted), before 11:59 p.m. Eastern Daylight Time on June 24, 2015; or

  •
  Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

        Any written notice of revocation, or later dated proxy, should be delivered to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

        Alternatively, you may hand deliver a written revocation notice, or a later dated proxy, to the Secretary at the Annual Meeting before we begin voting.

        If your shares of Rite Aid common stock are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.

What is an "abstention" and how would it affect the vote?

        An "abstention" occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast "for" a nominee nor a vote cast "against" the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, the advisory vote on compensation of our named executive officers and the vote on each of the stockholder proposals will have the same effect as voting "against" the proposal.

What is a broker "non-vote" and how would it affect the vote?

        A broker non-vote occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors, the advisory vote on the compensation of our named executive officers and the vote on each of the stockholder proposals. Shares that are the subject of a broker non-vote are included for quorum purposes, but a broker non-vote with respect to a proposal will not be counted as a vote cast and will not be counted as a vote represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote. Accordingly, it is particularly important that beneficial owners of Rite Aid shares instruct their brokers how to vote their shares.

What are the quorum and voting requirements for the proposals?

        In deciding the proposals that are scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock. In order to take action on the proposals, a quorum, consisting of the holders of 494,418,726 shares (a majority of the aggregate number of shares of Rite Aid common stock) issued and outstanding and entitled to vote as of the record date for the Annual Meeting, must be present in person or by proxy. This is referred to as a "quorum." Proxies marked "Abstain" and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum.

  Proposal No. 1—Election of Directors

        The affirmative vote of a majority of the total number of votes cast is required for the election of each director nominee named in Proposal No. 1. This means that the votes cast "for" that nominee must exceed the votes cast "against" that nominee. Any shares not voted (whether by abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the outcome of the vote. For more information on the operation of our majority voting standard, see the section entitled "Board of Directors—Corporate Governance—Majority Voting Standard and Policy."

  Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm in Proposal No. 2. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal.

  Proposal No. 3—Advisory Vote on Compensation of Named Executive Officers

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for the approval of the advisory vote on the compensation of our named executive officers in Proposal No. 3. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the advisory vote on the compensation of our named executive officers will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

  Proposal No. 4—Stockholder Proposal—Accelerated Vesting of Performance Awards

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for the approval of the stockholder proposal in Proposal No. 4. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

  Proposal No. 5—Stockholder Proposal—Proxy Access

        The affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for the approval of the stockholder proposal in Proposal No. 5. Any shares represented and entitled to vote at the meeting and not voted (whether by abstention or otherwise) will have the same effect as a vote "against" the proposal. Any broker non-votes with respect to the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.

What happens if a quorum is not present at the Annual Meeting?

        If the shares present in person or represented by proxy at the Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders) may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.

Who will count the votes?

        Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Who will conduct the proxy solicitation and how much will it cost?

        We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and associates of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile or email without additional compensation other than reimbursement for their actual expenses.

        We have retained Innisfree M&A Incorporated ("Innisfree"), a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. Rite Aid will pay Innisfree a fee of approximately $12,000 and reimburse the firm for approximately $2,000 of reasonable out-of-pocket expenses.

        Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.

Why did I receive a "Notice of Internet Availability of Proxy Materials" but no proxy materials?

        We distribute our proxy materials to certain stockholders via the Internet under the "Notice and Access" approach permitted by the rules of the U.S. Securities and Exchange Commission (the "SEC"). This approach expedites stockholders' receipt of proxy materials while conserving natural resources and reducing our distribution costs. On May 15, 2015, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials on the Internet to participating stockholders.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department at (717) 975-3710.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

        Our By-Laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board. The Board has fixed the number of directors at nine, effective as of the date of the Annual Meeting, and there are nine nominees for director at our Annual Meeting.

Director Nominees

        The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated Joseph B. Anderson, Jr., Bruce G. Bodaken, David R. Jessick, Kevin E. Lofton, Myrtle S. Potter, Michael N. Regan, Frank A. Savage, John T. Standley and Marcy Syms to be elected directors at the Annual Meeting. Other than Mr. Savage, each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. In selecting Mr. Anderson as a nominee, the Board voted to waive the requirement that a nominee has not yet reached the age of 72 because of Mr. Anderson's extensive knowledge and experience, his valuable contributions as a Board member and his leadership as Chair of the Nominating and Governance Committee.

        Each director elected at the Annual Meeting will hold office until the 2016 Annual Meeting of Stockholders. Each director elected at the Annual Meeting will serve until his or her successor is duly elected and qualified.

        If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

 BOARD OF DIRECTORS

        The following table sets forth certain information with respect to our director nominees as of May 1, 2015. If elected, each of the following person's terms will expire at the 2016 Annual Meeting of Stockholders.

Name	Age	Position with Rite Aid	Year First Became Director
John T. Standley	52	Chairman and Chief Executive Officer	2009
Joseph B. Anderson, Jr.	72	Director	2005
Bruce G. Bodaken	63	Director	2013
David R. Jessick	61	Director	2009
Kevin E. Lofton	60	Director	2013
Myrtle S. Potter	56	Director	2013
Michael N. Regan	67	Director	2007
Frank A. Savage	67	Director	—
Marcy Syms	64	Director	2005

Board Composition

        The Board is committed to ensuring that it is composed of a highly capable and diverse group of directors who are well-equipped to oversee the success of the business and effectively represent the interests of stockholders. In addition, the Board believes that having directors with a mix of tenures on the Board helps transition the knowledge of the more experienced directors while providing a broad, fresh set of perspectives and a Board with a diversity of experiences and viewpoints.

Director Tenure*

Board Gender Diversity*	Board Racial Diversity*

*
The compositions depicted include calculations based on the assumption that Mr. Savage is elected to the Board at the Annual Meeting.

        In assessing Board composition and selecting and recruiting director candidates, the Board seeks to maintain an engaged, independent Board with broad experience and judgment that is committed to representing the long-term interests of our stockholders. The Nominating and Governance Committee considers a wide range of factors, including the size of the Board, the experience and expertise of existing Board members, other positions the director candidate has held or holds (including other board memberships), and the candidate's independence. In addition, the Nominating and Governance Committee takes into account a candidate's ability to contribute to the diversity of background and experience represented on the Board, and it reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

        Prior to the Annual Meeting, the Nominating and Governance Committee sought to recruit an additional Board member whose qualifications align with the Company's long-term growth strategy. After considering a number of candidates and comprehensively reviewing these candidates' abilities and qualifications, the Nominating and Governance Committee recommended Mr. Savage for election to the Board. Mr. Savage brings to the Board extensive experience in senior management and in-depth financial and banking knowledge and experience.

        The chart below summarizes the qualifications, attributes, and skills for each of our director nominees. The fact that we do not list a particular experience or qualification for a director nominee does not mean that nominee does not possess that particular experience or qualification.

Skills and Experience	Standley	Anderson	Bodaken	Jessick	Lofton	Potter	Regan	Savage	Syms
Current/Former CEO	X	X	X		X				X
Management/Business Operations	X	X	X	X	X	X	X	X	X
Retail Industry	X			X					X
Healthcare Industry			X		X	X
Finance/Accounting	X	X		X			X	X
Board/Corporate Governance	X	X	X	X	X	X	X	X	X

Director Biographies

        Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating and Governance Committee and the Board to conclude that such person should serve on the Board:

        John T. Standley.    Mr. Standley, Chairman and Chief Executive Officer, has been Chairman of the Board since June 21, 2012, Chief Executive Officer since June 2010 and was President from September 2008 until June 2013. Mr. Standley served as the Chief Operating Officer from September 2008 until June 2010. He also served as a consultant to Rite Aid from July 2008 to September 2008. From August 2005 through December 2007, Mr. Standley served as Chief Executive Officer and was a member of the Board of Directors of Pathmark Stores, Inc. From June 2002 to August 2005, he served as Senior Executive Vice President and Chief Administrative Officer of Rite Aid and, in addition, in January 2004 was appointed Chief Financial Officer of Rite Aid. He had served as Senior Executive Vice President and Chief Financial Officer of Rite Aid from September 2000 to June 2002 and had served as Executive Vice President and Chief Financial Officer of Rite Aid from December 1999 until September 2000. Mr. Standley is a member of the National Association of Chain Drug Stores' Board of Directors and also serves on the SUPERVALU INC. Board of Directors.

        As the Company's Chief Executive Officer, with more than 20 years of retail, financial and executive experience, Mr. Standley brings to the Board an in-depth understanding of all aspects of the Company, including its customers, operations and key business drivers. In addition, his experience serving as a chief financial officer of a number of companies, including the Company, provides the Board with additional insights into financial and accounting matters relevant to the Company's operations.

        Joseph B. Anderson, Jr.    Mr. Anderson has been the Chairman of the Board and Chief Executive Officer of TAG Holdings, LLC, a manufacturing, service and technology business, since January 2002. Mr. Anderson was Chairman of the Board and Chief Executive Officer of Chivas Industries, LLC from 1994 to 2002. Mr. Anderson also serves as a director of Quaker Chemical Corporation and Meritor, Inc. Mr. Anderson previously served as a director of NV Energy Inc. until December 2013 and Valassis Communications, Inc. until February 2014.

        Mr. Anderson has a broad base of experience, including 19 years of chief executive officer experience at manufacturing, service and technology companies. From this experience, Mr. Anderson brings an array of skills, including in the areas of strategic, business and financial planning and corporate development. In addition, his service on the boards of directors of a number of publicly-traded companies provides the Board with insights into how boards at other companies have addressed issues similar to those faced by the Company.

        Bruce G. Bodaken.    From 2000 through December 2012, Mr. Bodaken served as Chairman and Chief Executive Officer of Blue Shield of California. Mr. Bodaken also previously served as President and Chief Operating Officer of Blue Shield of California from 1995 to 2000 and Executive Vice President and Chief Operating Officer from 1994 to 1995. Prior to joining Blue Shield of California, Mr. Bodaken served as Senior Vice President and Associate Chief Operating Officer of F.H.P., Inc., a managed care provider, from 1990 to 1994 and held various positions at F.H.P. from 1980 to 1990, including Regional Vice President. Mr. Bodaken is currently a director and a member of the audit committee of WageWorks, Inc. and a director and member of the compensation and nominating and governance committees of AltheaDx, Inc. He is also a member of the Institute of Medicine's Roundtable on Value and Science-Driven Health Care and has a Visiting Scholar appointment at the Brookings Institution.

        Mr. Bodaken brings to the Board an in-depth knowledge of the health insurance and managed care industries and more than 20 years of executive leadership skills.

        David R. Jessick.    Self-employed since 2005, Mr. Jessick served as a consultant to Rite Aid's Chief Executive Officer and senior financial staff from July 2002 until February 2005 and was Senior Executive Vice President, Chief Administrative Officer of Rite Aid from December 1999 to July 2002. From July 1998 to June 1999, Mr. Jessick was Executive Vice President, Finance and Investor Relations of Fred Meyer, Inc., and from February 1997 to July 1998, Mr. Jessick was Chief Financial Officer of Fred Meyer, Inc. From 1979 to 1996, he held various financial positions including Executive Vice President and Chief Financial Officer at Thrifty Payless Holdings, Inc. Mr. Jessick began his career as a Certified Public Accountant for Peat, Marwick, Mitchell & Co. Mr. Jessick is currently a director and audit committee chairman of Big 5 Sporting Goods Corporation. In addition, he previously served as a director of DFC Global Corp. from 2005 to 2014.

        Mr. Jessick brings over 33 years of retail, executive and financial experience to the Board. His familiarity with our business and his experience as a chief financial officer provide useful insights into operational and financial matters relevant to the Company's business. In addition, his service on other boards of directors enables Mr. Jessick to share insights with the Board regarding corporate governance best practices.

        Kevin E. Lofton.    Mr. Lofton has served as the Chief Executive Officer of Catholic Health Initiatives ("CHI"), a healthcare system operating the full continuum of services from hospitals to home health agencies nationwide since 2003 and as President and CEO of CHI from 2003 through January 2014. Mr. Lofton previously served as Chief Executive Officer of the University of Alabama at Birmingham Hospital and Howard University Hospital in Washington, D.C. Mr. Lofton is also a director and member of the audit and compensation committees of Gilead Sciences, Inc.

        Mr. Lofton brings to the Board an in-depth knowledge and understanding of the healthcare industry and valuable executive leadership skills from senior management and leadership roles in healthcare systems and hospitals.

        Myrtle S. Potter.    Ms. Potter has served since 2005 as the Chief Executive Officer of Myrtle Potter & Company, LLC, a private consulting firm she founded, and from 2009 to 2014 as the Chief Executive Officer of Myrtle Potter Media, Inc., a consumer healthcare content company she founded. Ms. Potter previously served at Genentech, Inc., as President of Commercial Operations from 2004 to 2005 and as Executive Vice President, Commercial Operations and Chief Operating Officer from 2000 to 2004. From 1998 to 2000 Ms. Potter served as President of Bristol-Myers Squibb, Inc.'s Cardiovascular Metabolic U.S. operations. Ms. Potter serves as a director of Liberty Mutual Holding Company, Inc., Insmed, Inc., Everyday Health, Inc. and Proteus Digital Health, Inc. and as a trustee of The University of Chicago. Ms. Potter served on the board of Medco Health Solutions, Inc. from

December 2007 until its acquisition by Express Scripts, Inc. in April 2012. She continued on the board at Express Scripts until June 2012.

        Ms. Potter brings to the Board extensive experience in executive management and leadership roles in the healthcare industry. She also brings valuable experience as a consultant to global life science, biopharmaceutical and biotechnical companies regarding corporate strategy, customer engagement, commercialization, product development and as a former board member of two leading pharmacy benefits management companies.

        Michael N. Regan.    Since August 2014, Mr. Regan has served as Executive Vice President and Chief Financial Officer of Outrigger Enterprises Group, a privately held hospitality company. Prior to that, Mr. Regan served as the Hold Separate Manager on behalf of the Federal Trade Commission, operating the Lumiere Place Casino and Hotel in St. Louis, Missouri from August 2013 through its sale in spring 2014 and prior to that as Chief Financial Officer of Indianapolis Downs LLC, a casino and horse track complex located near Indianapolis, Indiana during its bankruptcy from January 2012 through its sale in February 2013. From May 2007 through December 2011, Mr. Regan was a self-employed private equity investor. Prior thereto, Mr. Regan served as Chief Financial Officer of The St. Joe Company, a major real estate development company based in Florida, from November 2006 to May 2007. From 1997 to November 2006, he served as Senior Vice President, Finance and held various other positions with The St. Joe Company and was a member of the senior management team. Prior to joining The St. Joe Company, he served in various financial management functions at Harrah's Entertainment from 1980 through 1997, including as Vice President and controller from 1991 to 1997.

        Mr. Regan's over 30 years of experience, including serving as a chief financial officer and as a senior vice president of finance, provides the Board with additional perspectives on financial, operational and strategic planning, and real estate matters relevant to the Company.

        Frank A. Savage.    Mr. Savage has been a senior advisor to investment banking firm Lazard Ltd. ("Lazard") since January 1, 2014 and served as Vice Chairman of U.S. Investment Banking at Lazard from 2009 to December 31, 2013. He was the Co-Head of Lazard's Restructuring Group from June 1999 to December 31, 2013 and also served on Lazard's Deputy Chairman Committee from 2006 to December 2013. Prior to joining Lazard, Mr. Savage served as Co-Head of the Restructuring Practice at investment banking firm BT Alex. Brown Inc. and before that was the Head of the Restructuring Group at investment bank UBS AG. Mr. Savage is currently a director and member of the Corporate Governance and Nominating Committee of SUPERVALU INC.

        Mr. Savage brings to the Board extensive financial and investment banking experience.

        Marcy Syms.    Ms. Syms served as a director of Syms Corp., a chain of retail clothing stores, from 1983, when she was named President and COO, until 2012. Ms. Syms became CEO of Syms Corp. in 1998 and was named Chair in 2010. In November 2011, Syms Corp. and its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and ceased all retail operations. Ms. Syms is also a founding member of the Board of Directors of the Syms School of Business at Yeshiva University. Currently, Ms. Syms serves as President of the Sy Syms Foundation and Founder and President of the TPD Group LLC, a multi-generational succession planning company.

        Ms. Syms brings to the Board over 18 years of experience as a chief executive officer of a chain of retail stores, including an array of skills in strategic planning, marketing and human resources matters similar to those faced by the Company.

Board Leadership

        Mr. Standley serves as Chairman of the Board and Chief Executive Officer. Mr. Regan has served as our Lead Independent Director since 2011 and it is expected that he will continue in that role.

        The Company's governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In connection with the 2012 Annual Meeting, the Board reviewed its leadership structure in light of the Company's operating and governance environment and determined that Mr. Standley should serve as the Chairman of the Board effective as of the 2012 Annual Meeting, based on the Board's belief that Mr. Standley's in-depth knowledge of the Company, keen understanding of the Company's operations and proven leadership and vision positioned him to provide strong and effective leadership to the Board. The Board has determined to maintain its current leadership structure, taking into account the foregoing factors as well as the evaluation of Mr. Standley's performance as Chief Executive Officer, his very positive relationships with other members of the Board and the leadership and strategic vision he has brought to the Chairman position.

        The Board has no policy mandating the combination or separation of the Chairman of the Board and Chief Executive Officer positions and believes that, given the dynamic and competitive environment in which we operate, the right leadership structure may vary from time to time based on changes in circumstances. The Board makes this determination based on what it believes best serves the needs of the Company and its stockholders at any particular time. For the reasons described above, the Board continues to believe that Mr. Standley provides excellent leadership of the Board in the performance of its duties and that a unified structure provides decisive and effective leadership both within and outside the Company.

        In addition, the Board continues to maintain the position of Lead Independent Director that it created in 2009. Under our Corporate Governance Guidelines, in the event that the Chairman of the Board is also the Chief Executive Officer or otherwise is not an independent director, the independent members of the Board will choose an independent director to serve as Lead Independent Director. The Lead Independent Director, who is expected to serve at least one year, has the following responsibilities, which are described in our Corporate Governance Guidelines:

  •
  presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the non-management directors;

  •
  has the authority to call meetings of the non-management directors;

  •
  serves as a liaison between the Chairman of the Board and/or Chief Executive Officer and independent directors and facilitates communications between other members of the Board and the Chairman and/or Chief Executive Officer (any director is free to communicate directly with the Chairman and/or Chief Executive Officer; the lead director's role is to attempt to improve such communications if they are not entirely satisfactory);

  •
  works with the Chairman and/or Chief Executive Officer in the preparation of, and approves, Board meeting agendas and schedules and the information to be provided to the Board;

  •
  chairs the annual review of the performance of the Chief Executive Officer;

  •
  otherwise consults with the Chairman and/or Chief Executive Officer on matters relating to corporate governance and Board performance; and

  •
  if requested by major stockholders, ensures that he/she is available, when appropriate, for consultation and direct communication.

Corporate Governance

        We recognize that good corporate governance is an important means of protecting the interests of our stockholders, associates, customers, suppliers and the community. The Board of Directors, through the Nominating and Governance Committee, monitors corporate governance developments and proposed legislative, regulatory and stock exchange corporate governance reforms.

        Website Access to Corporate Governance Materials.    Our corporate governance information and materials, including our Corporate Governance Guidelines, current charters for each of the Audit Committee, Compensation Committee, Nominating and Governance Committee and Executive Committee, our Code of Ethics for the CEO and Senior Financial Officers, our Code of Ethics and Business Conduct, our Stock Ownership Guidelines and our Related Person Transaction Policy, are posted on our website at www.riteaid.com under the headings "Corporate Info—Governance" and are available in print upon request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The information on our website is not, and shall not be deemed, a part of this proxy statement. The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.

        Codes of Ethics.    The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com under the headings "Corporate Info—Governance—Code of Ethics."

        Director Independence.    For a director to be considered independent under the NYSE corporate governance listing standards, the Board of Directors must affirmatively determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships specifically proscribed by the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations. Only independent directors may serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

        As a result of this review, the Board affirmatively determined that the following directors and director nominees, including each director serving on the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards: Joseph B. Anderson, Jr., Bruce G. Bodaken, David R. Jessick, Kevin E. Lofton, Myrtle S. Potter, Michael N. Regan, Frank A. Savage and Marcy Syms. The Board also determined that the members of the Audit Committee satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the additional NYSE independence requirements for audit committee members. In addition, the Board has determined that the members of the Compensation Committee satisfy the additional NYSE independence requirements for compensation committee members.

        There is no family relationship between any of the nominees and executive officers of Rite Aid.

        Majority Voting Standard and Policy.    Under the Company's By-Laws, a nominee for director in uncontested elections of directors (as is the case for this Annual Meeting) will be elected to the Board if the votes cast "for" such nominee's election exceed the votes cast "against" such nominee's election. In contested elections, directors will be elected by a plurality of votes cast. For this purpose, a contested election means any meeting of stockholders for which (i) the Secretary of the Company receives a notice that a stockholder (or group of stockholders) has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees for director or the proxy access requirements, in each case as set forth in the By-Laws, and (ii) such nomination has not been withdrawn by such stockholder (or group of stockholders) on or prior to the 14th day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders.

        Under the Company's Corporate Governance Guidelines, a director who fails to receive the required number of votes for re-election in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Board, subject to the procedures set forth in the guidelines.

Board Oversight of Risk Management

        The Board of Directors, as a whole and through the various committees of the Board, oversees the Company's management of risk, focusing primarily on five areas of risk: operational, financial performance, financial reporting, legal and regulatory, and strategic and reputational.

        Management of the Company is responsible for developing and implementing the Company's plans and processes for risk management. The Board believes that its leadership structure, described above, supports the risk oversight function of the Board. The Board of Directors, at least annually, reviews with management its plans and processes for managing risk. The Board also receives periodic updates from the Company's Chief Compliance Officer with regard to the overall effectiveness of the Company's risk management program and significant areas of risk to the Company, focusing on the five primary areas of risk set forth above as well as other areas of risk identified from time to time by either the Board, a Board committee or management. In addition, the Board receives periodic updates from the Company's Chief Administrative Officer on cybersecurity matters, including information services security and security controls over credit card, customer, associate and patient data.

        In addition, other Board committees consider risks within their respective areas of responsibility and advise the Board of any significant risks. For example, the Compensation Committee considers risks relating to the Company's compensation programs and policies and the Audit Committee focuses on assessing and mitigating financial reporting risks, including risks related to internal control over financial reporting and legal and compliance risks.

Compensation-Related Risk Assessment

        The Compensation Committee reviews all incentive plans relative to established criteria and conducts an assessment to ensure that none of our incentive plans encourage excessive risk-taking by our executives or associates. Together with executive management, the Compensation Committee has considered the risks arising from the Company's compensation programs for its executives and associates and has concluded that the compensation policies are not reasonably likely to have a material adverse effect on the Company.

        The Compensation Committee reviews the risk profile and the relationship between the Company's compensation programs to the overall risk profile of the Company. Some of the features of our incentive programs that limit risk include:

  •
  Delivery of compensation through an appropriate mix of base salary, cash incentive bonuses, long-term awards, and benefits.

  •
  Use of a mix of long-term incentive vehicles that reward both stock price appreciation and financial operating performance and have different risk profiles.

  •
  Incorporation of additional measures in the performance awards to assess how efficiently we use capital (leverage ratio) and to compare our stock performance against the Russell 2000 Index (total stockholder return).

  •
  Stock ownership guidelines that promote executive stock ownership.

Committees of the Board of Directors

        The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Executive Committee. Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings "Corporate Info—Governance—Corporate Governance Committees—Committee Charters."

        The current members of the committees are identified in the following table.

Director	Audit	Compensation	Nominating and Governance	Executive
John T. Standley				Chair
Joseph B. Anderson, Jr.			Chair
Bruce G. Bodaken		X	X
David R. Jessick	Chair			X
Kevin E. Lofton	X
Myrtle S. Potter			X
Michael N. Regan	X	X		X
Marcy Syms		Chair

        Audit Committee.    The Audit Committee, which held eight meetings during fiscal year 2015, currently consists of David R. Jessick (Chair), Kevin E. Lofton and Michael N. Regan. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of Rule 10A-3 under the Exchange Act and the additional requirements of the NYSE listing standards for audit committee members. See the section entitled "Corporate Governance—Director Independence" above. The Board has determined that each of these individuals is also "financially literate" under the applicable NYSE listing standards. The Board has determined that David R. Jessick qualifies as an "audit committee financial expert" as that term is defined under applicable SEC rules.

        The functions of the Audit Committee include the following:

  •
  Appointing, compensating and overseeing our independent registered public accounting firm ("independent auditors");

  •
  Overseeing management's fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

  •
  Overseeing the activities of the Company's internal audit function.

        The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see the section entitled "Audit Committee Report," as well as the Audit Committee's charter, which is posted on our website at www.riteaid.com under the headings "Corporate Info—Governance—Corporate Governance Committees—Committee Charters."

        Compensation Committee.    The Compensation Committee, which met four times during fiscal year 2015, currently consists of Marcy Syms (Chair), Bruce G. Bodaken and Michael N. Regan. The Board has determined that each of these individuals is an independent director under the NYSE listing standards and satisfies the additional independence requirements of the NYSE listing standards for compensation committee members. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Compensation Committee include the following:

  •
  Administering Rite Aid's stock option and other equity incentive plans;

  •
  Reviewing and approving the base salaries of the Company's executive officers and reviewing and recommending to the Board the base salary of the CEO;

  •
  Reviewing and approving the Company's goals and objectives relevant to the incentive-based compensation of the Company's executive officers (including the CEO), evaluating the performance of the Company's executive officers (including the CEO) in light of these goals and objectives and determining and approving the incentive-based compensation of the Company's executive officers (including the CEO) based on such evaluation;

  •
  Setting corporate performance targets under all annual bonus and long-term incentive compensation plans as appropriate and determining annually the individual bonus award opportunities for the Company's executive officers; and

  •
  Reviewing and approving all executive officers' employment agreements and severance arrangements.

        The Compensation Committee reviews the performance of the Company's executive personnel, including the Company's named executive officers, and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation Committee is empowered by the Board of Directors to award to executive officers appropriate bonuses, stock options, stock appreciation rights and stock-based awards. The details of the processes and procedures for the consideration and determination of the compensation of our named executive officers are described in the section entitled "Executive Compensation—Compensation Discussion and Analysis." The objectives of the Compensation Committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent, reward performance and to fix a portion of compensation to the outcome of the Company's performance.

        As provided in its charter, the Compensation Committee has the authority to engage an external compensation consultant and to determine the scope of any services provided. The Compensation Committee may terminate the engagement at any time. The external compensation consultant reports to the Compensation Committee Chair.

        Since June 2010, the Compensation Committee has utilized Exequity LLP as its independent consultant. With respect to fiscal year 2015, Exequity LLP reviewed recommendations and analysis prepared by management and provided advice and counsel to the Compensation Committee. Exequity LLP does not provide any other services to the Company. The Compensation Committee has assessed the independence of Exequity LLP, taking into consideration the factors set forth in the NYSE listing standards and SEC rules, and determined that the engagement of Exequity LLP does not raise any conflicts of interest.

        Nominating and Governance Committee.    The Nominating and Governance Committee, which held two meetings during fiscal year 2015, currently consists of Joseph B. Anderson, Jr. (Chair), Bruce G. Bodaken and Myrtle S. Potter. The Board has determined that each of these individuals is an independent director under the NYSE listing standards. See the section entitled "Corporate Governance—Director Independence" above.

        The functions of the Nominating and Governance Committee include the following:

  •
  Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

  •
  Recommending to the Board individual directors to serve on committees of the Board;

  •
  Advising the Board with respect to matters of Board composition and procedures;

  •
  Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

  •
  Overseeing the annual evaluation of the Board and management; and

  •
  Reviewing and approving or ratifying related person transactions in which the Company is a participant.

        Executive Committee.    The members of the Executive Committee currently are John T. Standley (Chair), David R. Jessick and Michael N. Regan. The Executive Committee did not meet during fiscal year 2015. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.

Nomination of Directors

        The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

  •
  The name of the stockholder and evidence of the person's ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

  •
  The name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Rite Aid director and the person's consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

        The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not fewer than 120 days prior to the anniversary date of Rite Aid's most recent annual meeting of stockholders.

        The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are that a candidate demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board's oversight of Rite Aid's business and affairs and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate's specific experiences and skills, availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience. The Nominating and Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board's annual self-assessment process.

        The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the committee will also consider candidates recommended by stockholders. Frank A. Savage was recommended for consideration by the Nominating and Governance Committee by John T. Standley.

        The Nominating and Governance Committee may review publicly available information, conduct an interview and/or check references to assess the person's accomplishments and qualifications in light of the needs of the Board and the accomplishments and qualifications of any other candidates that the committee might be considering. The committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Executive Sessions of Non-Management Directors

        In order to promote discussion among the non-management directors, regularly scheduled executive sessions (i.e., meetings of non-management directors without management present) are held to review such topics as the non-management directors determine. Mr. Regan, our Lead Independent Director, presides at our executive sessions. The non-management directors met in executive session seven times during fiscal year 2015.

Communications with the Board of Directors

        The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management directors, a committee of directors or any individual directors, including our Lead Independent Director, correspondence should be addressed to the Board of Directors or any such individual directors or committee of directors by either name or title. All such correspondence should be sent to Rite Aid Corporation, c/o Secretary, P.O. Box 3165, Harrisburg, Pennsylvania 17105. To communicate with any of the directors electronically, stockholders should go to our website at www.riteaid.com. Under the headings "Corporate Info—Governance—Board of Directors—Contact the Board of Directors" you will find an on-line form, as well as an email address, that may be used for writing an electronic message to the Board, the non-management directors, any individual directors, or any committee of directors. Please follow the instructions on the website in order to send your message.

        All communications received as set forth above will be opened by the Secretary for the purpose of determining whether the contents represent a message to the directors, and depending on the facts and circumstances outlined in the communication, will be distributed to the Board, the non-management directors, an individual director or committee of directors, as appropriate. The Secretary will make sufficient copies of the contents to send to each director who is a member of the Board or of the committee to which the envelope or e-mail is addressed.

Directors' Attendance at Board, Committee and Annual Meetings

        The Board of Directors held 12 meetings during fiscal year 2015. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served.

        It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. All eight of our eight directors serving on the Board at the time of the meeting attended the 2014 Annual Meeting of Stockholders.

Directors' Compensation

        Each non-management director receives an annual payment of $100,000 in cash, payable quarterly in arrears. In addition, (i) the Lead Independent Director receives an additional annual payment of $25,000; (ii) the Chair of the Audit Committee receives an additional annual payment of $20,000; (iii) the Chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional annual payment of $10,000; and (iv) each member of the Audit Committee (other than the Chair) receives an additional annual payment of $10,000. Non-management directors also received an annual award of restricted stock or restricted stock units valued at $90,000 through June 30, 2014. Beginning with the 2014 Annual Meeting of Stockholders, the value of the annual award of restricted stock or restricted stock units was changed to $120,000. The annual grant vests 80% on the first anniversary of the grant and 10% on each of the second and third anniversaries of the grant. Directors who are officers and/or Rite Aid associates receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors and Board committee meetings.

        Non-management directors are subject to our Stock Ownership Guidelines discussed on page 46.

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2015

        The following Director Compensation Table sets forth fees, awards and other compensation paid to or earned by our non-management directors who served during the fiscal year ended February 28, 2015:

Name	Fees Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change In Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph B. Anderson, Jr.	110,000	120,000	—	—	—	—	230,000
Bruce G. Bodaken	100,000	120,000	—	—	—	—	220,000
David R. Jessick	120,000	120,000	—	—	—	—	240,000
Kevin E. Lofton	110,000	120,000	—	—	—	—	230,000
Myrtle S. Potter	100,000	120,000	—	—	—	—	220,000
Michael N. Regan	135,000	120,000	—	—	—	—	255,000
Marcy Syms	110,000	120,000	—	—	—	—	230,000

(1)
Represents the grant date fair value of awards in fiscal year 2015 in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015. We recognize expense ratably over the three-year vesting period.

(2)
The number of unvested restricted stock units outstanding as of February 28, 2015 for each individual who served as a non-management director during fiscal year 2015 is detailed in the table below.

Name	Grant Date	Number of Stock Awards (#)
Joseph B. Anderson, Jr.	June 21, 2012	7,692
	June 20, 2013	6,250
	June 19, 2014	16,713
Bruce G. Bodaken	June 20, 2013	6,250
	June 19, 2014	16,713
David R. Jessick	June 21, 2012	7,692
	June 20, 2013	6,250
	June 19, 2014	16,713
Kevin E. Lofton	November 8, 2013	2,209
	June 19, 2014	16,713
Myrtle S. Potter	November 29, 2013	1,790
	June 19, 2014	16,713
Michael N. Regan	June 21, 2012	7,692
	June 20, 2013	6,250
	June 19, 2014	16,713
Marcy Syms	June 21, 2012	7,692
	June 20, 2013	6,250
	June 19, 2014	16,713

(3)
The number of unexercised options outstanding as of February 28, 2015 for each individual who served as a non-management director during fiscal year 2015 is detailed in the table below.

Name	Grant Date	Exercise Price($)	Outstanding(#)	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable
Joseph B. Anderson, Jr.	9/21/2005	3.65	100,000	100,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—
Bruce G. Bodaken	—	—	—	—	—
David R. Jessick	—	—	—	—	—
Kevin E. Lofton	—	—	—	—	—
Myrtle S. Potter	—	—	—	—	—
Michael N. Regan	6/27/2007	6.15	100,000	100,000	—
Marcy Syms	9/21/2005	3.65	100,000	100,000	—
	6/21/2006	4.55	50,000	50,000	—
	6/27/2007	6.15	50,000	50,000	—

 PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") has been selected as the independent registered public accounting firm for the Company for the fiscal year ending February 27, 2016. Deloitte & Touche has audited the accounts and records of Rite Aid and its subsidiaries since 2000. Although the selection of accounting firms does not require ratification, the Board of Directors has directed that the appointment of Deloitte & Touche be submitted to the stockholders for ratification due to the significance of their appointment by the Company. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2016.

 PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        In accordance with the requirements of Section 14A of the Exchange Act, we are including in this proxy statement a resolution, subject to stockholder vote, to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (as defined in the section entitled "Executive Compensation—Compensation Discussion and Analysis").

        Prior to voting, stockholders may wish to carefully review our discussion of the compensation of our Named Executive Officers, as presented in the Compensation Discussion and Analysis, tables and narrative disclosure, on pages 33-46, as well as the discussion regarding the Compensation Committee on pages 15-16.

        The Company's primary compensation goals for our Named Executive Officers are to attract, motivate and retain the most talented and dedicated executives and to align the interests of our Named Executive Officers with the interests of our stockholders. The Company's compensation programs are designed to reward our Named Executive Officers for the achievement of annual and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Company encourages stockholders to review the executive compensation disclosure in the Compensation Discussion and Analysis section and executive compensation tables in this proxy statement for complete details of how its compensation policies and procedures for its Named Executive Officers operate and are designed to achieve the Company's compensation objectives.

        We believe that the Company's compensation programs for its Named Executive Officers have been effective at promoting the achievement of positive results, appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

        We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2015 compensation for our Named Executive Officers. This vote is not intended to address any specific item of compensation; rather, the vote relates to the overall compensation of our Named Executive Officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        Accordingly, the following resolution is submitted for a stockholder vote at the Annual Meeting:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion."

        Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, the Compensation Committee and the Board will carefully review the results of the stockholder vote. The Compensation Committee will consider stockholders' concerns and take them into account in future determinations concerning compensation of its Named Executive Officers. The Board therefore recommends that you indicate your support for the compensation of the Company's Named Executive Offices in fiscal year 2015, as outlined in the above resolution.

 RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE APPROVAL OF THE COMPENSATION OF ITS NAMED EXECUTIVE OFFICERS,
AS DISCLOSED IN THIS PROXY STATEMENT.

 STOCKHOLDER PROPOSALS

        We expect the following proposals (Proposal No. 4 and Proposal No. 5 on the proxy card) to be presented by stockholders at the Annual Meeting. The proposals and supporting statements may contain assertions about Rite Aid or other statements that we believe are incorrect. We have not attempted to refute all of the inaccuracies in the proposals and supporting statements and the Company is not responsible for the content of the proposals. The Board has recommended a vote against these proposals for the reasons set forth following each proposal.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL—ACCELERATED VESTING OF PERFORMANCE AWARDS

        CtW Investment Group ("CtW"), which owns 865 shares of common stock (based on information provided to us by CtW) and whose address will be provided by the Company promptly upon oral or written request, has notified us that it intends to present the following proposal at the Annual Meeting. The Board of Directors strongly opposes adoption of the proposal and asks stockholders to review the Board's response, which follows the proposal and the proponent's supporting statement below.

Stockholder Proposal

  RESOLVED: The shareholders ask the board of directors to adopt a policy that if there is a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no accelerated vesting of long-term performance awards granted to any senior executive, provided, however, that the board's Compensation Committee may provide in an applicable grant or purchase agreement that any such unvested award will vest on a partial, pro rata basis up to the time of the senior executive's termination, with such qualifications for an award as that Committee may determine.

          This resolution shall be implemented so as not to affect any contractual rights in existence on the date this policy is adopted.

Supporting Statement

          Rite Aid's 2014 proxy states that its long-term performance awards "only vest if certain performance targets are met." The company awards senior executives these performance awards that are structured to vest over a period of years, are linked to multi-year operating results and in 2014 accounted for 35% of the executives' long-term incentive compensation target. The 2014 proxy states that if a change in control is followed by a "qualifying termination" for a senior executive, "all performance criteria will be deemed to have been achieved at target levels" and the award "fully vested."

          We do not question that some form of severance payments may be appropriate in those situations, and Rite Aid already provides for severance payments based upon multiples of base salaries and bonus. We are concerned, however, that Rite Aid's current practices may permit windfall awards unrelated to a senior executive's performance.

          We focus on the long-term performance-based awards because those awards explicitly aim to reward performance. We are not persuaded that executives somehow "deserve" long-term performance award they did not earn. To accelerate the vesting of unearned awards on the theory that an executive was denied the opportunity to earn them seems inconsistent with a true "pay for performance" philosophy.

          This proposal attempts to strike a balance between the current practice of accelerating all unearned awards versus the alternative of forfeiting all unearned shares. The proposal would allow an affected executive to be eligible for an accelerated vesting of long-term performance awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS PROPOSAL FOR THE FOLLOWING REASONS:

        The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is not in the best interests of Rite Aid and its stockholders.

        The Board opposes the proposal because it believes the proposal would conflict with and potentially undermine Rite Aid's compensation program, which the Compensation Committee has designed to include long-term incentives to our executive officers that are intended to align their interests with the interests of stockholders and attract and retain talented leadership. Our stockholders have overwhelmingly supported our executive compensation program, with 97% of our stockholders approving the compensation of our Named Executive Officers in our annual advisory vote at the 2014 and 2013 Annual Meetings.

        The current structure of equity awards is balanced and should not be changed.

        The Board believes that our executive compensation program addresses the concerns raised by the proposal in connection with a potential change in control transaction. Our equity compensation plan provides that, except as otherwise provided in a Named Executive Officer's employment agreement or individual award agreement, if outstanding awards pursuant to the equity plan are assumed or substituted in connection with a change in control, the vesting of such awards will not accelerate unless the change in control is followed by a qualifying termination of employment. Our executive compensation program includes performance based awards the vesting of which is purely performance based except for the unusual circumstance of a change in control in which the acquiring corporation does not assume or provide for the substitution of outstanding equity awards—a circumstance that can only occur once and may never actually occur in the life time of the Company.

        The current structure of equity awards appropriately aligns the interests of senior officers and stockholders.

        The Board believes that it is appropriate for equity-based compensation to vest under a "double-trigger" framework because, in many change-in-control transactions, senior executive positions of the target company are eliminated as duplicative following the closing of the transaction. If compensation programs are not properly designed, the risk of loss of a substantial portion of executive compensation can discourage management from pursuing the best alternatives for creating long-term value for stockholders, including a potential change-of-control transaction, while encouraging pursuit of alternatives more likely to result in longer term employment of the executive team. Due to this potential conflict, we believe that appropriately-designed change-in-control arrangements are an important tool to align management's interests with the interests of stockholders.

        The Board believes that aligning the interests of senior executive officers and stockholders is critically important, particularly when the Company is considering a potential change in control transaction. As discussed above, the risk of losing a substantial portion of executive compensation can discourage management from pursuing the course that maximizes long-term value for stockholders. Full vesting of equity based awards, including performance awards, upon a qualifying termination of employment following a change in control provides senior executives with the opportunity to realize the value created prior to and in connection with the change in control transaction, which is derived at least in part from their efforts and talents. The Board further believes that it is important to consider the fact that individual senior executive officers generally do not control the timing of a change in control transaction and of their termination from employment related to the change in control.

        Moreover, when a change in control is imminent, the incentive for senior executive officers to remain with the Company declines if such officers expect to lose a portion of their awards in connection with the transaction. The potential departure of key Company employees when a potential change in control transaction is on the horizon could reduce the value of the Company to an acquirer, thereby reducing the amount stockholders would realize in the transaction. Accelerated vesting in the limited circumstance of a qualifying termination of employment following change in control provides an important retention incentive for senior executive officers to continue serving with the Company through a potential transaction and preserve the value that such senior executive officers add to the Company. As a result, the Board believes that the proposal would undermine the retention incentive provided by Rite Aid's long-term incentive awards.

        The proposal would put the Company at a disadvantage in retaining talented leadership.

        The Board also believes that adopting pro-rata vesting would put Rite Aid at a competitive disadvantage in attracting and retaining talented leadership. For the reasons described above, accelerated vesting upon a change in control is a standard provision in employment arrangements and equity plans for senior executive officers in public companies. A recent study of 160 public companies from the S&P 500 found that approximately 95% of such companies vest and settle at least one type of long-term incentive award in connection with a change in control and that the majority and increasing practice with respect to performance based awards is to pay the vested award in full rather than pro rata ("2014 Study of Executive Change-in-Control Arrangements" by Meridian Compensation Partners LLC).

        The Board believes that the Compensation Committee, composed entirely of independent directors, should retain the ability to exercise its judgment to design an executive compensation program that promotes the best interests of stockholders and takes into account market conditions.

RECOMMENDATION

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS STOCKHOLDER PROPOSAL.

 PROPOSAL NO. 5

STOCKHOLDER PROPOSAL—PROXY ACCESS

        Steven Krol, who owns 245,863 shares of common stock (based on information provided to us by Mr. Krol) and whose address will be provided by the Company promptly upon oral or written request, has notified us that he intends to present the following proposal at the Annual Meeting. The Board of Directors strongly opposes adoption of the proposal and asks stockholders to review the Board's response, which follows the proposal and the proponent's supporting statement below.

Stockholder Proposal

  RESOLVED: The shareholders of Rite Aid Corporation request that our Board adopt a "proxy access" bylaw with conforming amendments to related bylaws, that requires Rite Aid to include in any proxy materials where directors are to be elected, the name, Disclosure and Statement (as defined herein) of any person nominated to the board by a shareholder or group thereof (the "Nominator") that meets the criteria below. Rite Aid shall allow shareholders to vote on such nominee(s) on it's own proxy card.

  The number of shareholder-nominated candidates appearing in proxy materials shall not exceed 25% of the number of directors then serving. This bylaw should provide that a Nominator must:

          1.     beneficially own 3% or more of the Company's outstanding common stock continuously for at least three years before the nomination is submitted;

          2.     give the company written notice, within the time period identified in Rite Aid's bylaws, of information required by the bylaws or rules of the SEC about (i) the nominee, including consent to being named in the proxy materials, to serving as director if elected, and to public disclosure of data required by the bylaws; and (ii) the Nominator, including ownership proof of the required shares (the "Disclosure") and

          3.     certify that (i) it assumes liability arising from the Nominator's communications with shareholders, including the Disclosure and Statement; (ii) it will comply with all legal requirements in it's soliciting material; and (iii) that the required shares were acquired in the ordinary course of business not to change or influence control of Rite Aid.

  The Nominator may submit with the Disclosure a Supporting Statement not exceeding the current SEC word limit (the "Statement"). The Board shall define the priority given to multiple nominations exceeding the 25% limit.

Supporting Statement

        The long-term owners of Rite Aid should have a meaningful voice in electing directors. This Proposal adopts strict 3% and 3 year eligibility thresholds. The 25% limit on shareholder-nominated candidates prevents abuse.

        Greater senior management accountability and a corporate culture change at Rite Aid is compelling. Our nearly 30% share price drop in one month beginning last September 18th and our .25 cent share price early 2009 are just two tragic examples. Since the year 2000, Walgreens stock has nearly tripled and CVS stock has nearly quintupled; Rite Aid stock has been cut in half!

        Currently, separate shareholder-nominee ballots create shareholder confusion and huge expenses, all meant by public companies to discourage the commencement of the proxy contest at all. This Proposal, would now allow shareholders to see and vote for shareholder-nominated candidates on the same Rite Aid proxy card as board-nominated candidates, avoiding confusion and unnecessary wasted expense.

        This nearly identical Proposal won majority vote last year at another company.

  Protect Your Investment—Please vote "FOR" Proposal #5

THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS
PROPOSAL FOR THE FOLLOWING REASONS:

        The Board believes that this stockholder proposal is unnecessary because our stockholders already have a meaningful and appropriate "proxy access" right. After engaging with a number of our stockholders regarding the desirability of a proxy access framework and the appropriate proxy access terms, we amended our By-Laws in April 2015 to allow any stockholder (or group of no more than 20 stockholders) owning 3% or more of the Company's common stock continuously for at least 3 years to nominate candidates for election to up to 20% of our Board and require the Company to include such nominees in our proxy statement. Our By-Laws did not previously provide for proxy access.

        As we believe that our current proxy access framework is in the best interests of our stockholders, the Board recommends a vote AGAINST the stockholder proposal.

        We have adopted a carefully considered proxy access framework that strikes the appropriate balance between enhancing stockholder rights and adequately protecting the best interests of all of our stockholders.

        Many stockholders expressed their support for proxy access, noting their beliefs that proxy access rights would increase accountability of directors to stockholders and would give stockholders a more meaningful voice in electing directors. At the same time, however, stockholders expressed varying points of view about the appropriate terms of a proxy access framework. The Board also considered the views of opponents of proxy access that believe that the implementation of any proxy access provision could undermine the role of the Company's independent Nominating and Governance Committee, and could lead to, among other things, unnecessary expense and distraction, as well as an inexperienced, fragmented and less effective Board with directors who may pursue special interests not shared by all or any large portion of our stockholders.

        Based on the information available to the Board and the Board's own deliberations on the topic, the Board concluded that the best course of action for the Company and our stockholders was to adopt a proxy access bylaw with thresholds that were set based on the Company's particular circumstances. The Board determined that a 3% ownership threshold, with the ability to nominate candidates for election to up to 20% of our Board, was most appropriate for the Company.

        The Board believes that this stockholder proposal, which contemplates proxy access for up to one quarter of the Board, does not strike the appropriate balance. Again, our stockholders did not possess uniform views on this topic. The Board sought to balance the potential disruption that could be created by regular proxy contests and the corresponding turnover of a number of Board seats, together with the challenges of on-boarding and integrating these new directors, against the benefits stockholders would gain under proxy access. The Board concluded that subjecting one-fifth of the Board seats to proxy access provides an appropriately balanced approach.

        We have a strong corporate governance structure and record of accountability.

        The Company's current corporate governance structure reflects a significant and ongoing commitment to strong and effective governance practices and a willingness to be responsive and accountable to stockholders. We regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices and to address feedback provided by our stockholders and other stakeholders.

        In addition to adopting a proxy access bylaw earlier this year, we have implemented numerous other corporate governance measures to ensure the Board remains accountable to stockholders and to provide our stockholders with a meaningful voice in the nomination and election of directors and the ability to communicate with directors and promote the consideration of stockholder views. For example:

  •
  Each director serves a one-year term and stands for re-election at each annual meeting of stockholders.

  •
  Directors must be elected by a majority vote in an uncontested election and a director who fails to receive the required number of votes for re-election must tender his or her written resignation for consideration by the Board.

  •
  The Board is composed entirely of independent directors, other than the Chief Executive Officer.

  •
  Key committees of the Board are comprised fully of independent directors.

  •
  We have a Lead Independent Director with defined and significant responsibilities.

  •
  Our stockholders are able to:

  •
  recommend director candidates to our Nominating and Governance Committee, which considers such recommendations in the same manner as recommendations received from other sources (as described further under "Board of Directors—Nomination of Directors");

  •
  directly nominate director candidates and solicit proxies for the election of those candidates in accordance with our By-Laws and the federal securities laws;

  •
  submit proposals for inclusion in the Company's proxy statement for consideration at an annual meeting of stockholders, subject to the rules and regulations of the SEC;

  •
  communicate directly with members of our Board, the Chairman, any Board committee or our independent directors as a group (as described further under "Board of Directors—Communications with the Board of Directors"); and

  •
  express their views on executive compensation through annual "say-on-pay" votes.

        Our Board also has shown an ongoing commitment to Board refreshment and to having highly qualified, independent voices in the boardroom. Through our robust director nomination and evaluation process, we have added three new independent directors to the Board since May 2013—Bruce G. Bodaken, Kevin E. Lofton, Myrtle S. Potter—and have nominated a fourth new independent director, Frank A. Savage, for election at the Annual Meeting.

        In light of the Board's continuing commitment to ensuring effective corporate governance, as evidenced by the adoption of a proxy access bylaw and by the other actions described above and elsewhere in this proxy statement, the Board believes that adoption of this proposal is not necessary.

RECOMMENDATION

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS
UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST"
THIS STOCKHOLDER PROPOSAL.

EXECUTIVE OFFICERS

        Officers are appointed annually by the Board of Directors and serve at the discretion of the Board of Directors. Set forth below is information regarding the current executive officers of Rite Aid.

Name	Age	Position with Rite Aid
John T. Standley(1)	52	Chairman and Chief Executive Officer
Kenneth A. Martindale	55	President and Chief Operating Officer
Frank G. Vitrano(2)	59	Senior Executive Vice President and Chief Administrative Officer
Darren W. Karst(3)	55	Executive Vice President and Chief Financial Officer
Dedra N. Castle	49	Executive Vice President, Human Resources
Enio Anthony Montini, Jr.	62	Executive Vice President, Merchandising
Marc A. Strassler	67	Executive Vice President, General Counsel and Secretary
Robert I. Thompson	61	Executive Vice President, Pharmacy
Robert K. Thompson	57	Executive Vice President, Store Operations
Douglas E. Donley	52	Senior Vice President and Chief Accounting Officer

(1)
Mr. Standley's biographical information is provided above in the section identifying the Board of Directors.

(2)
Mr. Vitrano served as Chief Financial Officer until August 20, 2014.

(3)
Mr. Karst joined the Company as Chief Financial Officer on August 20, 2014.

        Kenneth A. Martindale.    Mr. Martindale was appointed President as of June 2013, and has served as Rite Aid's Chief Operating Officer since June 2010. From December 2008 until June 2010, he served as Rite Aid's Senior Executive Vice President and Chief Merchandising, Marketing and Logistics Officer. Mr. Martindale served as Co-President, Chief Merchandising and Marketing Officer for Pathmark Stores, Inc. from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. In January 2000, Mr. Martindale joined the Board of Directors of Intesource, Inc.; became Chairman of the Board in March 2004; and served as President, Chief Executive Officer and Chairman of the Board from November 2004 until January 2006. From September 1999 until November 2004, Mr. Martindale was Principal of Martindale Development Group, L.L.C. From September 1999 until July 2003, Mr. Martindale was Managing Director/CEO of Orchard Street, Inc., a privately held specialty food retailer which he founded and owned. Mr. Martindale was Executive Vice President of Sales and Procurement with Fred Meyer, Inc. from January 1998 until September 1999 and was Senior Vice President of Sales and Procurement with Smith's Food & Drug Centers, Inc. from June 1996 until January 1998. Mr. Martindale currently serves on the Board of Directors of the National Association of Chain Drug Stores.

        Frank G. Vitrano.    Mr. Vitrano has served as our Senior Executive Vice President and Chief Administrative Officer since September 2008 and Chief Financial Officer from September 2008 until August 2014. Previously, Mr. Vitrano spent 35 years at Pathmark Stores, Inc., where most recently he served as President, Chief Financial Officer and Treasurer from October 2002 until December 2005 and Co-President, Chief Financial Officer and Treasurer from January 2006 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. Mr. Vitrano announced his retirement, to be effective in September 2015.

        Darren W. Karst.    Mr. Karst joined Rite Aid as Executive Vice President and Chief Financial Officer effective August 20, 2014. Prior to joining Rite Aid, from 2002 until 2014, Mr. Karst served as Executive Vice President, Chief Financial Officer and Assistant Secretary with Roundy's, Inc., a Wisconsin-based supermarket chain. From March 1995 until March 1996, Mr. Karst served as Senior Vice President, Chief Financial Officer, Secretary and Director of Dominick's Supermarkets, Inc. and

from March 1996 until the acquisition of Dominick's by Safeway in 1998, Mr. Karst served as Executive Vice President, Finance and Administration, Chief Financial Officer, Secretary and Director. Mr. Karst was a partner at the Yucaipa Companies, a private equity investment firm, from 1991 to 2002.

        Dedra N. Castle.    Ms. Castle has served as our Executive Vice President and Chief Human Resources Officer since March 24, 2014. Prior to joining Rite Aid, from 2012 until 2014, Ms. Castle was a founding member and managing partner of Castle Partners, LLC, a human resources management services firm, and Level Mediation, LLC, a multi-state mediation firm. From 2008 until 2012, Ms. Castle worked for the Sam's Club Division of Wal-Mart Stores, Inc., where she served as the Vice President of Club/Field Support, People, Inclusion, Diversity and Policy. Prior to joining Sam's Club, she held senior human resources positions at Winn-Dixie Stores, Inc. and Auto Zone Stores, Inc.

        Enio Anthony Montini, Jr.    Mr. Montini has served as our Executive Vice President, Merchandising since April 2011. From February 2010 to April 2011, he served as Senior Vice President, Category Management. Prior to serving in this position, from February 2008 until January 2010 he served as Executive Vice President, Chief Operating Officer with MARC USA, a privately held company. From February 2005 until January 2008, Mr. Montini was Senior Vice President of Operations with MARC USA and from September 2004 until January 2005, he served as Senior Vice President, Channel Marketing with MARC USA.

        Marc A. Strassler.    Mr. Strassler has served as our Executive Vice President, General Counsel and Secretary since March 2009. Previously, Mr. Strassler served as Senior Vice President, General Counsel and Corporate Secretary with Pathmark Stores, Inc. from 1997 until its acquisition by the Great Atlantic & Pacific Tea Company in December 2007. From 1987 until 1997, he served as Vice President, General Counsel and Secretary of Pathmark.

        Robert I. Thompson.    Mr. Thompson has served as our Executive Vice President, Pharmacy since September 2009. From August 2008 until September 2009, Mr. Thompson served as Senior Vice President, Pharmacy Operations. From February 2008 to August 2008, he served as Senior Vice President, Northeast Division, and from June 2007 to February 2008, Mr. Thompson served as Vice President, Integration. From July 2004 (when he first joined Rite Aid) to June 2007, he served as Vice President, Pharmacy Business Development.

        Robert (Bob) K. Thompson.    Mr. Thompson has served as our Executive Vice President of Store Operations since July 2011. From November 2007 to July 2011, Mr. Thompson served as Senior Vice President of our Western Division. Prior to joining Rite Aid in 2007, he was a Senior Vice President for the West Region of Target Corporation where he served for nearly 20 years in operations positions of increasing responsibility.

        Douglas E. Donley.    Mr. Donley has served as our Senior Vice President, Chief Accounting Officer since October 2005. He had been Group Vice President, Corporate Controller from 1999 to October 2005. Mr. Donley served as the acting principal financial officer of the Company from October 7 to October 8, 2008, and as a financial analyst for the Company from 1996 to 1999. He was an internal auditor for Harsco Corporation from 1994 to 1996. Prior to joining Harsco, he was an auditor for KPMG Peat Marwick. In March 2007, pursuant to a plea agreement, Mr. Donley pled guilty to state misdemeanor offenses related to driving under the influence. Mr. Donley has subsequently satisfied all terms of the plea agreement. The Company believes that this matter does not adversely affect Mr. Donley's fitness to serve as an officer.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our fiscal year 2015 executive compensation program for the individuals named below. We refer to these individuals throughout this Compensation Discussion and Analysis and the accompanying tables as our "Named Executive Officers."

Name	Title
John T. Standley	Chairman and Chief Executive Officer
Kenneth A. Martindale	President and Chief Operating Officer
Frank G. Vitrano(1)	Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer
Darren W. Karst(2)	Executive Vice President and Chief Financial Officer
Robert K. Thompson	Executive Vice President, Store Operations
Marc A. Strassler	Executive Vice President, General Counsel

(1)
Mr. Vitrano served as Chief Financial Officer until August 20, 2014.

(2)
Mr. Karst joined the Company on August 20, 2014.

Executive Summary

  Our Company.

        Rite Aid Corporation is the third largest retail drugstore chain in the United States based on revenues and number of stores, operating 4,570 stores as of February 28, 2015 in 31 states and the District of Columbia. Our goals are to consistently understand and exceed the expectations of our customers at each of these stores by providing them with the best products, services and advice to meet their unique needs, thereby allowing us to meet our key business objectives and ultimately provide sustainable long-term value to our stockholders.

        We believe that accomplishing these goals starts with our ability to attract, retain and appropriately motivate executive officers who have the knowledge, experience and leadership ability to manage our business and promote a culture of teamwork and development that inspires each and every one of our associates to give their best effort every day.

        We feel that we have assembled a very strong team of executives, which has in turn resulted in our ability to attract and retain highly talented individuals at all levels of the organization who are committed to our core values of excellence, integrity and respect for people and have the ability to execute our strategic and operational priorities. This combination of strong executive leadership and highly talented and motivated team-driven associates played a key role in our strong financial performance in fiscal year 2015, as described below.

  Our Fiscal Year 2015 Performance.

        We had a successful year in fiscal year 2015, as evidenced by our strong corporate performance in the key areas described below:

  •
  We had net income of $2,109.2 million, or $2.08 per diluted share, including the impact of a reduction in our deferred tax asset valuation allowance of $1,682.4 million or $1.65 per diluted share. This was our third consecutive fiscal year of net income. We had a 71% increase over fiscal year 2014 net income of $249.4 million or $0.23 per diluted share excluding the impact of our deferred tax asset valuation allowance change.

  •
  Our Adjusted EBITDA, which is a key measure we use to assess our performance, was $1,323 million compared to $1,325 million for fiscal year 2014. See the discussion under the caption "Cash Incentive Bonuses" below for more detail on how we calculate Adjusted EBITDA.

  •
  Our leverage ratio, which measures how efficiently we use our available capital, was 4.18. This was comparable to our fiscal year 2014 leverage ratio of 4.23 and slightly worse than our target of 3.89 (note that lower leverage ratios represent better performance).

  •
  We continued to strategically deploy our capital with the acquisition of RediClinc and Health Dialog and the completion of 440 remodeled stores.

  •
  Revenue increased by 3.9% which was due to an increase in pharmacy and front-end same store sales and incremental revenue from Health Dialog and RediClinic, which were acquired during the fiscal year. Revenue was positively impacted by an increase of 3.5% in same store prescription count over fiscal year 2014.

  •
  Our stock price increased just over 20% in fiscal year 2015 and over 475% since the beginning of fiscal year 2013. We believe this increase was a direct result of our consistent performance over those fiscal years.

  Our Executive Compensation Philosophy.

        We believe strongly that pay should align with performance and this focus is reflected in our executive compensation programs. We seek to provide our Named Executive Officers with opportunities to earn total direct compensation (base salary, annual incentives, and long-term incentives) that are generally aligned with compensation levels provided to peer company executives and executives within similarly-sized retailers more broadly.

        Because of our desire to reinforce a performance-based culture, the Company emphasizes a pay mix that is comprised primarily of variable pay. As a result, base salary makes up the smallest portion of total direct compensation for the Named Executive Officers, with variable pay in the form of annual and long-term incentives comprising the remaining portion. The mix varies by position, taking into account each position's ability to influence Company results, as well as competitive practice. See page 39 for a graphical representation of pay mix by executive.

  Consideration of Stockholder Votes on Executive Compensation.

        In June 2011, our stockholders voted to hold an advisory vote on executive compensation every year. Consistent with that vote, the Board resolved to hold an advisory "say-on-pay" vote every year in connection with its annual meeting of stockholders. At our 2014 Annual Meeting approximately 97% of shares voting on the proposal approved the compensation of our Named Executive Officers on a non-binding, advisory basis. As a result of the overwhelming support of our stockholders in respect of the say-on-pay vote conducted at our 2014 Annual Meeting, the Compensation Committee determined that no material changes should be made to our executive compensation program for our Named Executive Officers in fiscal year 2015. As in the past, the Compensation Committee will continue to review the results of future advisory say-on-pay votes and will consider stockholders' concerns and take them into account in future determinations concerning the compensation of our Named Executive Officers.

  Our Fiscal Year 2015 Pay Decisions.

        We used Adjusted EBITDA as the primary financial metric in our annual incentive plan and long-term performance awards in fiscal year 2015. We believe this was appropriate because EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group, and that it represented the best indicator of Rite Aid's operating performance based on our financial situation and corporate structure. With respect to long-term performance awards, the Compensation Committee, like it did in fiscal year 2014, included leverage ratio as an additional performance metric over the three-year performance period. The Compensation Committee believes that leverage ratio is a key indicator of our corporate performance, as it measures how efficiently we use our available capital and focuses management on the need to improve the Company's financial condition over time. Additionally, with respect to our executive officers, including our Named Executive Officers, the Compensation Committee added a provision subjecting the long-term performance award to modification based on our relative stockholder return versus the Russell 2000 Index over the three-year measuring period.

        As discussed above, our Adjusted EBITDA for fiscal year 2015 was $1,323 million which was slightly below our adjusted annual plan target of $1,340 million. We originally established an Adjusted EBITDA performance target of $1,350 million for fiscal year 2015. Our original plan target of $1,350 million was subsequently adjusted to include the impact of the projected EBITDA results of RediClinic and Health Dialog, which were acquired after the original target for the fiscal year was established. Consequently, and as described in more detail below under "Cash Incentive Bonuses," we paid annual incentives to our Named Executive Officers at 80% of target level.

Objectives of Our Executive Compensation Program

        All of our executive compensation and benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs. The Compensation Committee also administers the Company's equity incentive compensation plans. In establishing or approving the compensation of our Named Executive Officers in any given year, the Compensation Committee is generally guided by the following objectives:

  •
  Compensation should be based on the level of job responsibility, individual performance, and corporate performance, and should foster the long-term focus required for success in the retail drugstore industry. As associates progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance and stockholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

  •
  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent.

  •
  Compensation should reward performance. Our programs should deliver compensation that is related to our corporate performance. Where corporate performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in overall corporate performance, the programs should continue to ensure that successful, high-achieving associates will remain motivated and committed to the Company to support the stability and future needs of the Company.

  •
  To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company's achievement of its strategic and operational goals.

  •
  Compensation and benefit programs should reward performance relative to consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

  •
  Compensation and benefit programs should attract associates who are interested in a career at Rite Aid.

The Compensation Committee's Processes

        The Compensation Committee has established a number of processes to assist it in ensuring that the Company's executive compensation program is achieving its objectives. Among those are:

        Assessment of Company performance.    The Compensation Committee uses Company performance measures in two ways. First, in assessing the linkage between actual total compensation and performance, the Compensation Committee considers various measures of Company and industry performance, such as comparable store sales growth, EBITDA growth, return on sales, debt leverage ratios, return on average invested capital and assets and total stockholder return. In determining performance relative to the Company's peer group (as discussed further below), the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company's two formula-based incentive programs—the cash incentive bonus program and performance awards granted under the Company's long-term incentive program.

        Assessment of competitive compensation levels.    The Compensation Committee, with the help of its independent compensation consultant Exequity LLP, assesses the Company's programs relative to a peer group of retail organizations and published survey data. The peer group was originally approved by the Compensation Committee in January 2015 after a comprehensive review. Because the Company has a limited number of publicly-traded direct competitors and because pharmacy sales (which account for over two-thirds of the Company's revenue) have a different cyclicality than the sales of many other retailers, we reviewed potential peers relative to multiple criteria including:

  •
  Competitors for executive talent such as grocery store chains, discount department stores, and companies engaged in pharmaceutical distribution;

  •
  Competitors for investment capital such as companies considered peers by financial analysts, companies with a similar capital structure or companies whose stock price movement correlated most directly with Rite Aid;

  •
  Companies with which Rite Aid competes for customers that have pharmacy operations or offer similar merchandise as Rite Aid; and

  •
  Companies of similar size based on revenue as well as enterprise value.

The resulting peer companies, which are considered to be the best representation of our target labor market, are listed below.

 Fiscal Year 2015 Peer Group

Peer Company	Revenues ($ Millions)
CVS Caremark Corp.	139,367
AmerisourceBergen Corp.	123,981
The Home Depot, Inc.	83,176
Target Corp.	77,617
Walgreen Co.	72,618
Lowe's Companies, Inc.	56,223
Safeway Inc.	35,959
Sears Holdings Corp.	31,198
The TJX Companies, Inc.	29,078
Macy's, Inc.	28,105
Staples Inc.	22,492
Catamaran Corporation.	21,582
Dollar General Corp.	18,910
Supervalu Inc.	17,409
Office Depot Inc.	16,096
Whole Foods Market, Inc.	14,626
J.C. Penney Company, Inc.	12,257
Family Dollar Stores, Inc.	10,546
Dollar Tree, Inc.	8,602

Note:
Revenue reflects trailing 12 month data through December 2014 as available per Standard & Poor's Research Insight.

        The Compensation Committee compares the compensation levels of Rite Aid's Named Executive Officers to peer company compensation levels in the aggregate, and also compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful.

        In addition to the peer group data, the Compensation Committee reviews market data based on specific functional responsibility for each executive from published survey data. The survey analysis targets data from similarly-sized retail organizations based on each executive's functional responsibility. The surveys used in the analysis include Mercer's Global Premium Executive Remuneration Suite and Towers Watson's Survey Report on Top Management Compensation.

        The Compensation Committee uses the peer group and survey data primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within 25% of the median range of comparative pay of the market when Rite Aid achieves the targeted performance levels. The Compensation Committee further designed the incentive plans in such a way that executives can earn above competitive levels for superior performance and below competitive levels if performance is below expectations. The Compensation Committee assesses overall alignment of the compensation program rather than benchmarking a specific target position with consideration of factors such as Company and individual performance, how executive roles function within Rite Aid, concerns about executive retention, and availability of equity compensation. The Compensation Committee assesses Rite Aid's performance relative to its peer group on both a one- and three-year basis and observed alignment of performance with actual total direct compensation levels for the executives in the aggregate.

        In fiscal year 2015, management engaged Mercer, a compensation consultant, to provide management with compensation information for certain executive officers. Pursuant to the terms of its retention, Mercer reported directly to management, and not to the Compensation Committee, although the Compensation Committee did review recommendations and analysis prepared by management and Mercer in determining fiscal year 2015 compensation for the Named Executive Officers.

        Total compensation review.    The Compensation Committee reviews each executive's base pay, annual bonus, and long-term incentives annually with the guidance of the Compensation Committee's independent compensation consultant. Following the fiscal year 2015 review, the Compensation Committee determined that the target level and components of compensation for fiscal year 2015 were reasonable in the aggregate.

Components of Executive Compensation for Fiscal Year 2015

        For fiscal year 2015, the compensation program for our Named Executive Officers consisted of four primary components: (i) base salary, (ii) a cash incentive bonus opportunity under the Company's annual incentive bonus plan, (iii) long-term incentives consisting of stock options, restricted stock and performance units and (iv) a benefits package, including a Supplemental Executive Retirement Program ("SERP"). A significant portion of total compensation is variable, i.e., subject to performance and is comprised of target annual incentives and target long-term incentives.

        The Compensation Committee believes that this program appropriately balances the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that best furthers the compensation objectives discussed above. The chart below shows the overall mix of base salary, target annual incentives, target long-term incentives, and contributions under the SERP for each of the Named Executive Officers.

Target Total Remuneration(1)

Compensation Component as a % of Total Remuneration for Fiscal Year 2015(2)

(1)
Target Total Remuneration represents the sum of base salary, target annual incentives, target long-term incentives, and SERP contributions. Value of broad-based benefits provided to all employees and components of other compensation (except the SERP) have been excluded.

(2)
Percentages may not total 100% due to rounding.

Base Salary

        Base salary is one element of an executive's annual cash compensation during employment. The value of base salary reflects the executive's long-term performance, skill set and the market value of that skill set. In setting base salaries for fiscal year 2015, the Compensation Committee considered the following factors:

        Pay levels at comparable companies.    As noted above, the Compensation Committee uses the peer group data to test for the reasonableness and competitiveness of base salaries, but it also exercised subjective judgment in view of the Company's compensation objectives.

        Internal relativity.    Meaning the relative pay differences for different job levels.

        Individual performance.    Except for increases associated with promotions or increased responsibility, increases in base salary for executives from year to year are generally limited to minimal adjustments to reflect individual performance.

        Consideration of the mix of overall compensation.    Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to Company performance and stockholder returns. Mr. Standley's overall compensation, for example, is more heavily weighted toward short- and long-term incentive compensation (approximately 85% in the aggregate as shown in the bar chart above) than that of the other Named Executive Officers.

        The Compensation Committee reviewed the Named Executive Officers' base salaries in June of fiscal year 2015 (and the initial salary of Mr. Karst in August) and considered the principles described above under "The Compensation Committee's Processes" in establishing Named Executive Officers' base salaries for the fiscal year. The table below shows changes in base salaries for the Named Executive Officers in fiscal year 2015, which reflect promotions and changes in role as noted below.

Executive	Base Salary at End of FY 2015	Increase from Prior Fiscal Year	Rationale
John T. Standley	$1,150,000	9.5%	Market and merit increase
Kenneth A. Martindale	$900,000	—	—
Frank G. Vitrano	$844,131	3.0%	Merit increase
Darren W. Karst	$790,000	—	—
Robert K. Thompson	$500,320	4.8%	Merit increase
Marc A. Strassler	$477,531	4.5%	Merit increase

        The Compensation Committee increased Mr. Standley's base salary as recognition for his proven leadership and strong performance as Chief Executive Officer and to align his salary to be competitive within 25% of the median of our peer companies.

Cash Incentive Bonuses

        The Company established an annual incentive plan in order to incentivize the Named Executive Officers to meet the Company's Adjusted EBITDA target for fiscal year 2015. The Compensation Committee establishes a target percentage of salary for each participant at the beginning of the fiscal year and approves the financial goals required for the Company to pay an award. Payouts for the Named Executive Officers are then determined by the Company's financial results for the year relative to the predetermined performance measures. As shown in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation," incentives were paid to Named Executive Officers for fiscal year 2015 performance.

        Bonus targets.    Targets for each Named Executive Officer were determined based on job responsibilities, internal relativity, and peer group and survey data. The Compensation Committee's objective was to set bonus targets such that total annual cash compensation (including base salary and annual incentive assuming a target payout) was generally aligned with the market with a substantial portion of that compensation linked to corporate performance. Consistent with our executive compensation philosophy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the incentive plan. The Compensation

Committee as a result established the following targets for fiscal year 2015 (expressed as a percentage of base salary, including Mr. Karst's opportunity which is pro rated for his period of employment):

Annual Incentive Opportunity

Executive	Threshold Payout (as a % of Salary)	Target Payout (as a % of Salary)	Maximum Payout (as a % of Salary)
John T. Standley	50%	200%	400%
Kenneth A. Martindale	38%	150%	300%
Frank G. Vitrano	31%	125%	250%
Darren W. Karst	11%	44%	88%
Robert K. Thompson	19%	75%	150%
Marc A. Strassler	19%	75%	150%

        Company performance measures.    The Compensation Committee established the following Company performance goals, which applied to all plan participants, in February 2014:

Fiscal Year 2015 Annual Incentive Plan Performance Goals

Performance Level	Adjusted EBITDA Goal (millions)
Threshold	$1,272
Target	$1,340
Maximum	$1,475

        The Compensation Committee believes that using Adjusted EBITDA as the primary measure for the annual incentive plan appropriately encourages officers, including the Named Executive Officers, to focus on improving operating results which ultimately drive stockholder value. EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group. The majority of Rite Aid's peer companies use an EBITDA measure in their annual incentive plans. Based on Rite Aid's current financial situation and capital structure, the Committee believes that Adjusted EBITDA is the best indicator of Rite Aid's operating performance. The measure is tracked regularly, clearly understood by the officers, and the officers can impact the measure by taking actions to improve the operating performance of our stores. In addition, the Company regularly communicates Adjusted EBITDA to the investment community.

        Under the plan formula, payouts can range from 0% to 200% of bonus targets depending on Company performance. We originally established an Adjusted EBITDA performance target of $1,350 million for fiscal year 2015. Although this performance level was only slightly above our fiscal year 2014 performance of $1,325 million, we recognized the challenges within our target related to continued reimbursement rate pressure and more drug cost increases than normal, offset by the benefits of improved generic purchasing as a result of the new McKesson agreement. Our original plan target of $1,350 million was subsequently adjusted to include the impact of the projected EBITDA results of RediClinic and Health Dialog, which were acquired after the original target for the fiscal year was established. The adjusted target level of Adjusted EBITDA of $1,340 million was based on our annual operating plan and was in line with guidance provided to the investment community.

        In fiscal year 2015, Rite Aid's actual Adjusted EBITDA was $1,323 million, which was slightly below the target performance level, resulting in bonus payments at approximately 80% of the target level. As discussed in greater detail in our Annual Report on Form 10-K, we define Adjusted EBITDA as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility closing and impairment, inventory write-downs related to store closings, stock-based compensation expense, debt modifications and retirements, sale of assets and investments, revenue deferrals related to customer loyalty programs and other items. We reference this particular non-GAAP financial measure not only as a basis for incentive compensation but also in our corporate decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors' historical operating performance.

Long-Term Incentive Program

        Long-term incentive target opportunity.    The purpose of the long-term incentive program is to support the long-term perspective necessary for continued success in our business and focus our Named Executive Officers on creating long-term, sustainable stockholder value. Our annual long-term incentive targets for each Named Executive Officer are shown below:

Long-Term Incentive Targets

Executive	Target (as a % of Salary)
John T. Standley	500%
Kenneth A. Martindale	400%
Frank G. Vitrano	220%
Darren W. Karst	200%
Robert K. Thompson	200%
Marc A. Strassler	150%

        Because long-term incentive targets have consistently been below the median of our peer companies, the Compensation Committee increased the annual targets of our Named Executive Officers for fiscal year 2015. The Compensation Committee reviewed available peer group data and found that the design of the long-term incentive program is reasonably aligned with general retail industry market practice. Target grant values for individual executive officers were established based on individual performance and internal relativity. Consistent with the Company's compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of long-term incentives.

        Long-term incentive mix.    In fiscal year 2015 we used the following types of awards:

Vehicle	Proportion of 2015 Long-Term Incentive Target Opportunity	Purpose
Stock Options	40%	Provides a vehicle measured by stock price that rewards increases in stockholder value.
Performance Awards	35%	Links compensation to multi-year operating results on key measures tied to stockholder value creation.
Restricted Stock	25%	Supports retention and provides a vehicle with more stability and less risk. Aligns executive and stockholder interests and focuses executives on value creation.

        In determining the overall mix of long-term incentive vehicles, the following factors were considered:

  •
  Risk/reward tradeoffs:  Using multiple long-term incentive vehicles can balance the need for a strong performance-based program against risk to executives.

  •
  Performance measurement:  Using a combination of vehicles allows the Company to focus executives on both stock price appreciation and achievement of consistent operating results (as indicated by Adjusted EBITDA and other measures) which we believe leads to creation of value for stockholders.

  •
  Management of share usage and market practice:  Rite Aid considers market practice concerning both share usage and competitive long-term incentive levels. Rite Aid uses a stock-based performance vehicle which allows the delivery of a long-term incentive opportunity which is aligned with peer companies and retailers of similar size. The target LTI mix has been selected to align the maximum opportunity for executives and associates with our shareholder return.

        The Compensation Committee's process for setting grant dates is discussed below. Then, on the approval date, those values are converted to the equivalent number of shares based on the closing price of the Company's common stock on the date of approval for restricted shares and using the Black-Scholes valuation method for stock options. Performance awards are denominated in shares (1 unit = 1 share).

        Grant timing.    The Compensation Committee has a policy that annual long-term incentive awards (other than special or new hire grants) will be approved by the Committee once a year at its annual meeting held in connection with the annual stockholders meeting with a grant date of the second business day after release of the Company's first quarter earnings. Grants are made to the Named Executive Officers at the same time as awards are made to all other associates as part of the annual grant process.

        Special awards.    From time to time, the Company may make grants in addition to the annual equity grant including those to Named Executive Officers. Typically these grants include awards to new hires, promotional awards, or retention awards.

Performance Awards

        Performance awards provide the Named Executive Officers with units, which are denominated in a target number of shares and payable in Company stock if the designated Company performance goals are achieved over the prescribed performance period. Payouts can range from 0% to 200% of target. Performance awards are intended to align interests of executives with those of stockholders through the use of measures the Company believes drive its long-term success. Performance awards are normally granted annually and are structured as a targeted number of units based on the Company's achievement of specific performance levels with payout occurring after a three-year period.

        Prior to fiscal year 2015 performance awards were denominated in a target cash value and payable in cash if the designated Company performance goals are achieved over the prescribed performance period.

        For the fiscal year 2013 performance award grant, the Compensation Committee determined to measure achievement for the award against Adjusted EBITDA goals and leverage ratio goals, in each case to be measured over the 2013-2015 measuring period. We believe Adjusted EBITDA continues to be the best measure of Company performance, while the leverage ratio (net debt / Adjusted EBITDA) measures how efficiently we use our available capital and focuses management on the need to improve the financial condition of the Company over time. We determined that the optimum mix of the performance goals for the 2013-2015 Plan was 80% Adjusted EBITDA and 20% leverage ratio. We believe that the weighting appropriately balances the goals of maximizing profitability and improving of financial condition through the reduction of debt leverage.

        For the fiscal year 2014 and 2015 performance award grants, the Compensation Committee again determined to base 80% of the award on the achievement of Adjusted EBITDA goals and the remaining 20% on leverage ratio goals, in each case to be measured over the 2014-2016 and 2015-2017 measuring periods, respectively. In addition, the Compensation Committee also added a provision subjecting the award to modification based on our relative stockholder return versus the Russell 2000 Index over the respective three year measuring periods, which the Compensation Committee believes would further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company.

        2013-2015 Plan.    The 2013-2015 Plan was based 80% on Adjusted EBITDA goals and 20% on leverage ratio goals over the three year performance period. Adjusted EBITDA is compared to the sum of annual targets over the three years in the performance period. The leverage ratio is compared to the weighted average target over the three years in the performance period. For the three year measurement period both Adjusted EBITDA and the leverage ratio performance exceeded target levels. The three year cumulative Adjusted EBITDA was $3,801 million compared to a target of $3,432 million and the three year weighted average leverage ratio was 3.78 compared to a target of 4.04 (note that lower leverage ratios represent better performance). The performance resulted in an average cash payout of 165% of the target unit value.

        2014-2016 Plan.    The 2014-2016 Plan is based 80% on the Adjusted EBITDA goals and 20% on leverage ratio goals to be determined over the three year performance period, as the Compensation Committee again determined that these goals appropriately balanced maximizing profitability and improving our financial condition through the reduction of debt leverage. In addition, in order to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification based on our relative stockholder return versus the Russell 2000 Index over the three year measuring period. For fiscal years 2014 through 2015, performance has exceeded target levels for both measures. Cumulative Adjusted EBITDA was $2,647 million compared to a target of $2,465 million. Actual leverage ratio was 4.47 compared to a target of 4.57 (note that lower leverage ratios represent better performance). Additionally, our stockholder return is performing in the top one-third of the Russell 2000 Index, which if sustained over the performance period would result in a positive modification of the awards.

        2015-2017 Plan.    The 2015-2017 Plan is based 80% on the Adjusted EBITDA goals and 20% on leverage ratio goals to be determined over the three year performance period. In addition, in order to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification based on our relative stockholder return versus the Russell 2000 Index over the three year measuring period. For fiscal year 2015, performance is slightly lower than target levels for both measures. Adjusted EBITDA was $1,323 million compared to a target of $1,340 million. Actual leverage ratio was 4.18 compared to a target of 3.89 (note that lower leverage ratios represent better performance). Our stockholder return is performing in the top one-third of the Russell 2000 Index, which if sustained over the performance period would result in a positive modification of the awards.

Stock Options

        Stock options are intended to reward executives for value creation and they only have value if our stock price increases over time, which aligns the interests of our executives with our stockholders. The Company's ten-year options, granted at the market price on the date of grant, help focus executives on long-term growth. In addition, because options vest ratably over a four-year period, they are intended to help retain executives and keep them focused on long-term performance.

Restricted Stock

        Restricted stock grants are intended to support retention of executives and focus them on long-term performance because they generally vest over a multi-year period (three years or longer) and are tied to the value of our stock. The risk profile of restricted stock is aligned with stockholders as it can motivate executives to both increase and preserve stock price.

Post-Retirement Benefits

        Supplemental Executive Retirement Program.    Each of the Named Executive Officers receive benefits under a defined contribution supplemental executive retirement plan ("SERP"). Under the SERP, Rite Aid credits each participant with a specific sum to an individual account established for the participant, on a monthly basis while the participant is employed. The amount credited is equal to 2% of the executive officer's annual base compensation. The participants are able to select among a choice of earnings indexes, and their accounts are credited with earnings that mirror the investment results of such indexes. Participants vest in their accounts at the rate of 20% per year for each calendar year of participation in the SERP at a five-year rolling rate with the entire account balance for each participant vesting upon death or total disability of the participant, termination without cause during the 12-month period following a "change in control" of the Company as defined in the SERP or upon termination of employment at age 60 or greater with at least five years of participation in the SERP. SERP payments may be delayed due to certain tax rules or deferral elections made by the executive.

Other Post-Employment and Change in Control Benefits

        To attract and retain highly skilled executives and to provide for certainty of rights and obligations, Rite Aid has historically provided employment agreements to its executive officers, including our Named Executive Officers. The terms of the employment agreements are described in more detail under the caption "Executive Employment Agreements." Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the section entitled "Executive Compensation—Potential Payments Upon Termination or Change in Control."

Deductibility Cap on Executive Compensation

        The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), treats certain elements of executive compensation in excess of $1,000,000 a year payable to our Chief Executive Officer and three other most highly compensated executives (other than our Chief Financial Officer) as an expense not deductible by the Company for federal income tax purposes. Payments to these individuals in excess of the $1,000,000 limit will be deductible if they meet the definition of "performance-based compensation" as defined in Section 162(m) of the Code.

        While the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m), it also believes that the tax deduction is only one of several relevant considerations in setting compensation. Therefore, in order to maintain the flexibility to provide compensation programs for our Named Executive Officers that will best incentivize them to achieve our key business objectives and create sustainable long-term shareholder value, the Compensation Committee reserves the right to pay compensation that may not be deductible to the Company if it determines that doing so would be in the best interests of the Company. Based on the Company's current tax situation, compliance with Section 162(m) of the Code is not a significant concern.

Policy Regarding Recoupment of Certain Compensation

        The Company has adopted a formal compensation recovery or "clawback" policy for its executive officers, including all Named Executive Officers. Pursuant to this policy, the Board of Directors of the Company may seek to recoup certain incentive compensation, including cash bonuses and equity incentive awards paid based upon the achievement of financial performance metrics, from executives in the event that the Company is required to restate its financial statements.

Prohibition on Margin Accounts and Hedging and Similar Transactions

        Our executive officers and directors, including the Named Executive Officers, are subject to an insider trading policy that, among other things, prohibits them from holding Company securities in a margin account, and also prohibits them from engaging in put or call options, short selling or similar hedging activities involving our stock. We prohibit these transactions because they may reduce the individual's incentive to improve our performance, focus the individual on short-term performance at the expense of long-term objectives and misalign the individual's interests with those of our stockholders generally.

Director and Officer Stock Ownership Guidelines

        In June 2014, we revised our Stock Ownership Guidelines in order to further the investment of our non-management directors, executive officers, and Senior Vice Presidents in the success of the Company and to encourage a long-term perspective in managing the Company. The stock ownership requirements are:

Position	Minimum Ownership Requirements (Number of Share Equivalents)
Chief Executive Officer	lesser of 1,400,000 share equivalents or 5 times base salary
President(1)	lesser of 700,000 share equivalents or 3 times base salary
Senior Executive Vice Presidents	lesser of 700,000 share equivalents or 3 times base salary
Executive Vice Presidents	lesser of 200,000 share equivalents or 2 times base salary
Senior Vice Presidents	lesser of 100,000 share equivalents or 1 times base salary
Non-Management Directors(2)	lesser of 150,000 share equivalents or 2 times annual cash retainer

(1)
If the President is also the Chief Executive Officer, the Chief Executive Officer amount shall apply.

(2)
Other than an Executive Chairman, who shall be subject to the same requirement as the Chief Executive Officer.

        Newly appointed or promoted executives who are or become subject to our Stock Ownership Guidelines and newly elected non-management directors have five years from the time they are appointed, promoted or elected, as the case may be, to meet the stock ownership requirements. Currently, all of those persons subject to the guidelines, including all Named Executive Officers and senior vice presidents, have achieved the minimum holding ownership requirement or have not yet served for five years.

        For the purposes of determining stock ownership levels, the following forms of equity interests in the Company are included:

  •
  Shares owned outright by the participant or his or her immediate family members residing in the same household;

  •
  Restricted stock and restricted stock units whether or not vested; and

  •
  Shares underlying Rite Aid stock options whether or not vested.

        Restricted stock and restricted stock units, whether or not vested and shares owned count as one (1) share equivalent per share beneficially owned and stock options whether or not vested count as one-half (.5) share equivalent per stock option.

        The Compensation Committee is responsible for interpreting and administering the Stock Ownership Guidelines, and may, from time to time, reevaluate and revise the Stock Ownership Guidelines, including when there are changes to the Company's capital structure or where implementation of the Stock Ownership Guidelines would cause a non-management director, executive officer or Senior Vice President to incur a hardship due to his or her unique financial circumstances.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Marcy Syms, Chair
Bruce G. Bodaken
Michael N. Regan

 SUMMARY COMPENSATION TABLE

        The following summary compensation table sets forth the cash and non-cash compensation for the fiscal years ended February 28, 2015, March 1, 2014, and March 2, 2013, respectively, paid to or earned by (i) our principal executive officer, (ii) our principal financial officer and (iii) the other three most highly compensated executive officers of the Company who were serving during the 2015 fiscal year (collectively, the "Named Executive Officers").

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change In Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
John T. Standley	2015	1,150,000	—	3,411,852	3,032,895	2,991,291	128,354	291,279	11,005,671	(8)
(CEO)	2014	1,035,000	—	810,060	1,788,333	4,200,000	240,511	273,325	8,347,229
	2013	1,000,000	—	564,168	1,255,163	4,654,700	100,026	265,225	7,839,282
Kenneth A. Martindale	2015	900,000	—	2,847,576	949,428	1,583,050	32,359	321,012	6,633,425	(8)
(President & COO)	2014	878,250	—	396,888	875,926	2,587,500	102,797	308,158	5,149,519
	2013	795,675	—	303,490	549,276	2,259,299	43,292	284,990	4,236,021
Frank G. Vitrano	2015	844,131	—	1,252,452	1,113,030	1,347,801	101,829	313,042	4,972,286	(8)
(Senior Executive	2014	819,545	—	397,440	877,454	2,048,862	267,137	303,256	4,713,694
VP & CAO)(1)	2013	795,675	—	303,490	549,276	2,259,299	86,143	312,235	4,306,118
Darren W. Karst	2015	419,310	—	2,891,198	812,498	275,775	1,802	126,309	4,526,892	(8)
(Executive VP & CFO)(2)
Robert K. Thompson	2015	500,321	—	771,720	290,103	527,161	47,575	143,185	2,280,065	(8)
(Executive VP, Store Operations)(3)	2014	477,405	—	115,644	255,558	716,107	118,397	133,626	1,816,737
Marc A. Strassler	2015	477,532	—	424,800	377,715	502,787	—	232,674	2,015,507	(8)
(Executive VP, General	2014	456,968	—	110,676	244,671	685,452	—	220,883	1,718,649
Counsel)	2013	441,515	—	105,864	235,508	646,168	27,653	213,452	1,670,160

(1)
Mr. Vitrano served as Chief Financial Officer until August 20, 2014.

(2)
Mr. Karst joined the Company on August 20, 2014.

(3)
Mr. Thompson, who has served the Company in his position since fiscal year 2012, first became a Named Executive Officer in fiscal year 2014.

(4)
The amounts reported reflect the aggregate grant date fair value of each award computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April 23, 2015, Note 13 of the Company's Annual Report on Form 10-K as filed with the SEC on April 23, 2014, and Note 15 of the Company's Annual Report on Form 10-K as filed with the SEC on April 23, 2013, as applicable. The 2015 stock award includes the grant date fair value of the performance awards at target. Based upon the maximum level of achievement under the performance awards, the grant date fair value of such awards would increase for the Named Executive Officers as follows:

Name
Mr. Standley	$1,990,188
Mr. Martindale	$623,040
Mr. Vitrano	$730,656
Mr. Karst	$496,396
Mr. Thompson	$190,452
Mr. Strassler	$247,800

(5)
The amounts reported in the "Non-Equity Incentive Plan Compensation" column consist of the following:

Name	Annual Cash Incentive Bonus for Performance in the Applicable Fiscal Year ($)	FY13-15 LTIP—Performance Units vested in FY 2015(A)
Mr. Standley	1,835,171	1,156,120
Mr. Martindale	1,077,165	505,885
Mr. Vitrano	841,916	505,885
Mr. Karst	275,775	—
Mr. Thompson	299,405	227,756
Mr. Strassler	285,767	217,020

(A)
Represents the amounts in respect of long-term cash incentive units that become vested in fiscal year 2015, based on achievement of cumulative Adjusted EBITDA and average leverage ratio targets for each of fiscal year 2013, 2014 and 2015.
(6)
Represents above-market earnings (over 120% of the "applicable federal rate") under the Company's defined contribution supplemental executive retirement plans.

(7)
The amounts in the "All Other Compensation" column for fiscal year 2015 consist of the following:

Name	Financial Planning ($)	Personal Use of Company Aircraft ($)(A)	Supplemental Executive Retirement Plan Allocations ($)	Housing/ Transportation Expenses ($)(B)	Employer Paid Taxes ($)(C)	Automobile Allowance ($)	401(k) Matching Contributions ($)
Mr. Standley	2,879	—	266,000	—	—	12,000	10,400
Mr. Martindale	3,480	—	216,000	47,441	31,692	12,000	10,400
Mr. Vitrano	5,000	—	200,133	51,877	33,633	12,000	10,400
Mr. Karst	—	—	94,800	23,509	—	8,000	—
Mr. Thompson	3,000	—	117,785	—	—	12,000	10,400
Mr. Strassler	2,625	—	112,551	51,224	43,874	12,000	10,400

(A)
With respect to personal use of aircraft, the Company determines the incremental cost of an officer's aircraft usage by calculating the variable flight-hour cost associated with the particular aircraft. Variable cost in general includes fuel, landing fees, maintenance costs per flight, per hour and catering.

(B)
Each of Messrs. Martindale, Vitrano, Karst and Strassler is reimbursed for certain housing and transportation expenses pursuant to his respective employment agreement. The Company determines the incremental cost of these expenses based on the out-of-pocket amounts paid for rent, utilities and travel.

(C)
Figures in this column represent the Company-paid taxes related to housing and transportation expenses reimbursed by the Company for Messrs. Martindale, Vitrano and Strassler pursuant to their respective employment agreements.
(8)
Amount includes the value of stock-based performance awards granted and reported at target-value in fiscal year 2015. Historically, long-term incentive performance awards were denominated in target cash value and reported at actual earned value when paid. Realization of the fiscal year 2015 long-term incentive performance awards is contingent upon achievement of performance metrics covering fiscal years 2015-2017. Due to the change to a stock based award, the table includes both the cash earned with respect to the fiscal year 2013 award as well as the fiscal year 2015 stock based performance award at target value. The following amounts are included in the disclosed compensation:

	The value of FY13-15 LTIP Performance units actually earned and paid in FY 2015 ($)	The target value of unvested FY15-17 LTIP Performance shares granted in FY 2015 ($)
Mr. Standley	1,156,120	1,990,188
Mr. Martindale	505,885	623,040
Mr. Vitrano	505,885	730,656
Mr. Karst	—	496,396
Mr. Thompson	227,756	190,452
Mr. Strassler	217,020	247,800

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2015

        The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended February 28, 2015.

												Grant Date Fair Value of Stock and Option Awards ($)(4)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)
									All Other Stock Awards (#)(2)	All Other Option Awards (#)(3)
Name	Committee Action Date	Grant Date	Threshold 50% ($)	Target 100% ($)	Max 200%($)	Threshold (#)	Target (#)	Max (#)
John T. Standley		—	1,150,000	2,300,000	4,600,000	—	—	—	—	—	—	—
	6/17/2014	6/23/2014	—	—	—	140,550	281,100	562,200	200,800	678,500	7.08	6,444,747
Kenneth A. Martindale		—	675,000	1,350,000	2,700,000	—	—	—	—	—	—	—
	6/17/2014	6/23/2014	—	—	—	44,000	88,000	176,000	314,200	212,400	7.08	3,797,004
Frank G. Vitrano		—	527,582	1,055,164	2,110,328	—	—	—	—	—	—	—
	6/17/2014	6/23/2014	—	—	—	51,600	103,200	206,400	73,700	249,000	7.08	2,365,482
Darren W. Karst			493,750	987,500	1,975,000	—	—	—	—	—	—	—
	7/16/2014	8/20/2014	—	—	—	38,600	77,200	154,400	372,442	207,800	6.43	3,703,696
Robert K. Thompson		—	187,620	375,240	750,480	—	—	—	—	—	—	—
	6/17/2014	6/23/2014	—	—	—	13,450	26,900	53,800	82,100	64,900	7.08	1,061,823
Marc A. Strassler		—	179,074	358,148	716,297	—	—	—	—	—	—	—
	6/17/2014	6/23/2014	—	—	—	17,500	35,000	70,000	25,000	84,500	7.08	802,515

(1)
The first amount for each Named Executive Officer relates to an annual cash incentive bonus, as discussed in the Compensation Discussion and Analysis under the caption "Cash Incentive Bonuses." On June 23, 2014, each Named Executive Officer received a grant of performance-based units that will be earned based upon the achievement of an Adjusted EBITDA and average leverage ratio goal for fiscal years 2015, 2016 and 2017. Vesting for the performance units will occur, provided the performance targets have been met, on February 27, 2017 (the end of the Company's fiscal year 2017), provided that the Named Executive Officer is continuously employed at the Company through the date of the earnings release for fiscal year 2017.

(2)
On June 23, 2014, the Named Executive Officers received a grant of restricted stock (except for Mr. Karst, who received a grant of restricted stock on August 20, 2014), as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2015—Restricted Stock." These restricted shares will vest one-third on each of the first three anniversaries of the grant date based on continued employment:

Name	Restricted Shares (#)
Mr. Standley	200,800
Mr. Martindale	314,200
Mr. Vitrano	73,700
Mr. Karst	372,442
Mr. Thompson	82,100
Mr. Strassler	25,000
(3)
On June 23, 2014, the Named Executive Officers received a grant of stock options (except for Mr. Karst, who received a grant of stock options on August 20, 2014), as described in the Compensation Discussion and Analysis, under the caption "Components of Executive Compensation for Fiscal Year 2015—Stock Options." These stock options will vest one-fourth on each of the first four anniversaries of the grant date based on continued employment:

Name	Stock Options (#)
Mr. Standley	678,500
Mr. Martindale	212,400
Mr. Vitrano	249,000
Mr. Karst	207,800
Mr. Thompson	64,900
Mr. Strassler	84,500
(4)
Represents the grant date fair value, measured in accordance with FASB ASC Topic 718 of stock and option awards made in fiscal year 2015. Grant date fair values are calculated pursuant to assumptions set forth in Note 15 of the Company's 2015 Annual Report on Form 10-K filed with the SEC on April 23, 2015.

 EXECUTIVE EMPLOYMENT AGREEMENTS

        Rite Aid has entered into employment agreements with each of the Named Executive Officers, the material terms of which are described below.

  •
  Mr. Standley serves as Chairman of the Board and Chief Executive Officer;

  •
  Mr. Martindale serves as President and Chief Operating Officer;

  •
  Mr. Vitrano serves as Senior Executive Vice President and Chief Administrative Officer and served as Chief Financial Officer until August 20, 2014;

  •
  Mr. Karst serves as Executive Vice President and Chief Financial Officer, a role he assumed on August 20, 2014;

  •
  Mr. Thompson serves as Executive Vice President, Store Operations; and

  •
  Mr. Strassler serves as Executive Vice President, General Counsel and Secretary.

        Term.    Except for Mr. Karst, whose term commenced on August 20, 2014, the term of each executive's employment commenced on the effective date of his employment agreement, as follows: Mr. Standley, September 24, 2008 (as amended and restated as of January 21, 2010); Mr. Martindale, December 3, 2008; Mr. Vitrano, September 24, 2008; Mr. Thompson, November 12, 2007 (as amended and restated as of July 11, 2011); and Mr. Strassler, March 9, 2009. Each employment agreement has an initial term of two years, other than in the case of Mr. Standley, whose agreement has an initial term of three years (each such period, the "Initial Term"). Each agreement will automatically renew for successive one-year terms (each, a "Renewal Term"), unless either the executive or Rite Aid provides the other with notice of non-renewal at least 180 days prior to the expiration of the Initial Term or a Renewal Term, as applicable.

        Salary and Incentive Bonus.    The respective agreements provide each executive with a base salary and an incentive compensation target (which may be reviewed periodically for increase by the Compensation Committee). The current base salary and incentive compensation amounts are set forth below:

  •
  Mr. Standley is currently entitled to an annual base salary of $1,150,000. If Rite Aid's performance meets certain targets in the future, Mr. Standley may receive an annual bonus that, if awarded, will equal or exceed 200% of his annual base salary then in effect.

  •
  Mr. Martindale is currently entitled to an annual base salary of not less than $900,000. If Rite Aid's performance meets certain targets in the future, Mr. Martindale may receive an annual incentive bonus that, if awarded at 100% of target, will equal or exceed 150% of his annual base salary then in effect.

  •
  Mr. Vitrano is currently entitled to an annual base salary of not less than $844,131. If Rite Aid's performance meets certain targets in the future, Mr. Vitrano may receive an annual incentive bonus that, if awarded at 100% of target, will equal 125% of his annual base salary then in effect.

  •
  Mr. Karst is currently entitled to an annual base salary of not less than $790,000. If Rite Aid's performance meets certain targets in the future, Mr. Karst may receive an annual incentive bonus that, if awarded at 100% of target, will equal 75% of his annual base salary then in effect.

  •
  Mr. Thompson is currently entitled to receive an annual base salary of not less than $500,320. If Rite Aid's performance meets certain targets in the future, Mr. Thompson may receive an annual incentive bonus that, if awarded at 100% of target, will equal 75% of his annual base salary then in effect.

  •
  Mr. Strassler is currently entitled to an annual base salary of not less than $477,532. If Rite Aid's performance meets certain targets in the future, Mr. Strassler may receive an annual incentive bonus that, if awarded at 100% of target, will equal 75% of his annual base salary then in effect.

        Other Benefits.    Pursuant to their employment agreements, each of the Named Executive Officers is also entitled to participate in Rite Aid's welfare benefits, fringe benefit and perquisite programs, and savings plans.

        Restrictive Covenants.    The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of one year, or with respect to Mr. Strassler, two years, thereafter.

        Termination and Change in Control Benefits.    The provisions of the employment agreements relating to termination of employment are described under the caption "Potential Payments Upon Termination or Change in Control" below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2015 YEAR-END

        The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of February 28, 2015:

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)
John T. Standley	9/24/2008	—	—		0.96	9/24/2018
	10/2/2008	168,800	—		0.89	10/2/2018
	6/25/2009	580,600	—		1.24	6/25/2019
	1/21/2010	2,555,000	—		1.52	1/21/2020
	6/23/2010	1,428,600	—		1.07	6/23/2020
	6/27/2011	2,233,418	1,531,667		1.24	6/27/2021	608,108	4,852,702
	6/25/2012	689,650	689,650		1.32	6/25/2022	142,466	1,136,879
	6/24/2013	234,075	702,225		2.76	6/24/2023	195,666	1,561,415
	6/23/2014	—	678,500		7.08	6/23/2024	200,800	1,602,384	281,100	1,990,188
Kenneth A. Martindale	12/3/2008	—	—		0.47	12/3/2018
	6/25/2009	—	—		1.24	6/25/2019
	6/23/2010	1,400,000	—		1.07	6/23/2020
	6/27/2011	843,906	572,855		1.24	6/27/2021	225,225	1,797,296
	6/25/2012	301,800	301,800		1.32	6/25/2022	76,638	611,571
	6/24/2013	114,650	343,950		2.76	6/24/2023	95,866	765,011
	6/23/2014	—	212,400		7.08	6/23/2024	314,200	2,507,316	88,000	623,040
Frank G. Vitrano	6/23/2010	—	—		1.07	6/23/2020
	6/27/2011	—	572,855		1.24	6/27/2021	225,225	1,797,296
	6/25/2012	150,900	301,800		1.32	6/25/2022	76,638	611,571
	6/24/2013	114,850	344,550		2.76	6/24/2023	96,000	766,080
	6/23/2014	—	249,000		7.08	6/23/2024	73,700	588,126	103,200	730,656
Darren W. Karst	8/20/2014	—	207,800		6.43	8/20/2024	372,442	2,972,087	77,200	496,396
Robert K. Thompson	12/18/2007	210,811	—		4.04	12/18/2017
	10/2/2008	117,200	—		0.89	10/2/2018
	6/25/2009	—	—		1.24	6/25/2019
	6/23/2010	191,300	—		1.07	6/23/2020
	6/27/2011	143,775	47,925		1.24	6/27/2021
	7/11/2011	125,000	125,000		1.28	7/11/2021
	6/25/2012	135,850	135,850		1.32	6/25/2022	28,066	223,967
	6/24/2013	33,450	100,350		2.76	6/24/2023	27,933	222,905
	6/23/2014	—	64,900		7.08	6/23/2024	82,100	655,158	26,900	190,452
Marc A. Strassler	6/25/2009	—	—		1.24	6/25/2019
	6/23/2010	—	—		1.07	6/23/2020
	6/27/2011	—	64,225		1.24	6/27/2021	225,225	1,797,296
	6/25/2012	—	129,400		1.32	6/25/2022	26,733	213,329
	6/24/2013	32,025	96,075		2.76	6/24/2023	26,733	213,329
	6/23/2014	—	84,500		7.08	6/23/2024	25,000	199,500	35,000	247,800

(1)
Refer to "Potential Payments Upon Termination or Change in Control," below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
Except with respect to a portion of the stock options granted on June 27, 2011, these stock options will generally vest in equal installments on each of the first four anniversaries of the grant date, based on continued employment. With respect to the restricted stock awards listed above, other than the restricted shares granted on June 27, 2011, listed below in footnote (4), one-third of the restricted shares will vest on each of the first three anniversaries of the grant date, based on continued employment.

(3)
Determined with reference to $7.98, the closing price of a share of Rite Aid common stock on the last trading day before February 28, 2015.

(4)
A portion of the June 27, 2011 grants to the Named Executive Officers of both stock options and restricted stock awards, in the amounts listed below, will vest on the fourth anniversary of the grant date, based on continued employment.

Name	Stock Options(#)	Restricted Stock Awards(#)
Mr. Standley	1,180,793	608,108
Mr. Martindale	437,331	225,225
Mr. Vitrano	437,331	225,225
Mr. Strassler	—	225,225

 OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2015

        The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Standley	1,700,000	11,597,910	998,575	7,159,367
Kenneth A. Martindale	1,043,400	7,090,112	407,798	2,923,099
Frank G. Vitrano	2,984,106	20,817,070	407,864	2,923,563
Darren W. Karst	—	—	—	—
Robert K. Thompson	—	—	62,534	447,741
Marc A. Strassler	800,775	5,510,814	292,825	2,101,280

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2015

        The following table sets forth the nonqualified deferred compensation activity for each Named Executive Officer during fiscal year 2015:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Forfeitures ($)	Aggregate Balance at Last FYE ($)
John T. Standley(1)	—	266,000	167,586	—	2,223,734
Kenneth A. Martindale(1)	—	216,000	58,990	—	1,472,451
Frank G. Vitrano(1)	—	200,133	135,372	—	1,879,705
Darren W. Karst	—	94,800	2,769	—	97,569
Robert K. Thompson(1)	—	117,785	65,717	—	1,013,933
Marc A. Strassler(1)	—	112,551	9,934	—	722,529

(1)
Amounts shown relate to a defined contribution supplemental executive retirement plan covering the Named Executive Officers. Please refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits" for a description of the material terms of this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As discussed above under the caption "Executive Employment Agreements," the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination.

        Pursuant to his employment agreement with the Company, if Mr. Standley is terminated by the Company without "cause," if he terminates his employment for "good reason" (as such terms are defined in his employment agreement) or if the Company provides a notice of nonrenewal at least 180 days prior to the expiration of his employment agreement, a "Company Nonrenewal," and such Company Nonrenewal occurs within six months of a change in control, then he will be entitled to receive:

  •
  a severance amount equal to two times the sum of his annual base salary and target bonus (one times the sum in the case of a Company Nonrenewal), a pro-rata bonus for the fiscal year of termination and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two-year period (one year upon a Company Nonrenewal) following the termination;

  •
  continued health benefits for two years following the termination (one year in the case of a Company Nonrenewal); and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of one year following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed had he remained employed by Rite Aid for three years (one year in the case of a Company Nonrenewal) following the termination.

        If Rite Aid terminates Mr. Standley for "cause," or he terminates his employment without "good reason":

  •
  Rite Aid shall pay Mr. Standley all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate (provided that if he terminates his employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If Mr. Standley's employment is terminated as a result of his death or "disability" (as such term is defined in his employment agreement), he (or his estate, as the case may be) will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which he participates, a pro-rata bonus (paid at the same time it is paid to other eligible participants in the bonus plan and based on actual achievement of performance targets for the fiscal year), continued health insurance (or reimbursement for the cost of such benefits) for two years for Mr. Standley and/or his immediate family, as applicable, vesting of all stock options and vesting of an amount of restricted stock that would have vested had he remained employed for three years following the date of termination.

        Pursuant to their employment agreements with the Company, if any of Messrs. Martindale, Vitrano, Karst, Thompson, and Strassler is terminated by Rite Aid without "cause" or if such officer's employment is terminated by the officer for "good reason" (as such terms are defined in the applicable employment agreement), then the officer will be entitled to receive:

  •
  a severance amount equal to two times the sum of the annual base salary and (other than Messrs. Thompson and Strassler) target bonus, a pro-rata bonus for the fiscal year of termination and any accrued but unpaid salary and benefits. The severance amount is payable in installments over the two-year period following the termination;

  •
  continued health benefits for two years following the termination; and

  •
  all outstanding stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent the options would have vested and restrictions would have lapsed, in each case, had the officer remained employed by Rite Aid for two years following the termination.

        If Rite Aid terminates any of the Named Executive Officers for "cause," or if any of the Named Executive Officers terminates his employment without "good reason" (with the exception of Mr. Standley, whose termination provisions are described above):

  •
  Rite Aid shall pay the officer all accrued but unpaid salary and benefits;

  •
  any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate (provided that if the officer terminates his employment without good reason, any options that have vested and become exercisable prior to the date of termination will generally remain exercisable for a period of 90 days); and

  •
  any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

        If the employment of any of the Named Executive Officers (other than Mr. Standley whose benefits upon such termination are described above) is terminated as a result of death or "disability" (as such term is defined in each employment agreement), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance (or reimbursement for the cost of such benefits) for two years for the officer and/or his immediate family, as applicable (other than Messrs. Thompson and Strassler who will receive continued coverage for one year), vesting of all stock options and vesting of an amount of restricted stock that would have vested had the officer remained employed for two years following the date of termination. Messrs. Martindale, Vitrano and Karst will also be entitled to receive a pro-rata bonus, based on actual achievement of performance targets for the fiscal year, that is paid at the same time that it is paid to other eligible participants in the bonus plan.

        Upon the termination of employment of any of the Named Executive Officers, the officer would generally become entitled to receive a distribution of his vested account balance under the nonqualified deferred compensation plans maintained by the Company. Pursuant to applicable tax regulations, any such distributions will generally be delayed for a period of six months following the Named Executive Officer's separation from service. The account balance of each Named Executive Officer is shown in the "Nonqualified Deferred Compensation for Fiscal Year 2015" table above.

  Change in Control Arrangements.

        Under Employment Agreements.    Under Mr. Standley's employment agreement, upon a change in control, all of his stock options awarded pursuant to his employment agreement and all stock options awarded pursuant to the Company's executive equity program then held by him shall immediately vest and be exercisable. Severance benefits would not be triggered pursuant to a change in control unless it is followed by Mr. Standley's termination of employment under the circumstances described above. Similarly, severance benefits would not be triggered pursuant to a change in control unless it is followed by either Mr. Martindale's, Mr. Vitrano's, Mr. Karst's, Mr. Thompson's or Mr. Strassler's termination of employment, respectively, under the circumstances described above.

        For purposes of the employment agreements with the Named Executive Officers, where applicable, the term "change in control" generally means an acquisition of 35% (50% in the case of Mr. Thompson) or more of the Company's combined voting power; the incumbent directors (generally including current directors and future directors whose election or nomination is approved by the Board) ceasing to constitute a majority of the Board; the consummation of a merger or similar transaction, other than (i) such a transaction in which the voting securities outstanding immediately prior to such transaction continue to represent at least 60% (50% in the case of Mr. Thompson) of the voting power of the Company immediately after the transaction or (ii) a recapitalization or similar transaction in which no person becomes the beneficial owner of 35% or more of the Company's combined voting power; or the stockholders approve a plan of complete liquidation or dissolution of the Company.

        Each of Messrs. Standley, Martindale, Vitrano and Strassler's employment agreement provides that the Named Executive Officer will receive an additional payment to reimburse the officer for any excise taxes imposed pursuant to Section 4999 of the Code, together with reimbursement for any additional taxes incurred by reason of such payments. Each of Mr. Thompson's and Mr. Karst's employment agreements provide that any portion of any payment that is subject to tax imposed by Section 4999 of the Code will be reduced to the extent necessary so that Mr. Thompson or Mr. Karst would retain a greater amount on an after-tax basis than had the excise tax been imposed on the unreduced amount of the payments.

        Under Rite Aid's Equity Program.    Pursuant to the terms of the Company's equity program, unless otherwise provided in a Named Executive Officer's employment agreement or individual award agreement, if outstanding equity awards are assumed or substituted in connection with a change in control, the change in control will not cause the vesting of such awards to accelerate unless the change in control is followed by a qualifying termination of employment within the 24-month period following the change in control. All outstanding equity awards granted pursuant to the Company's equity program that are not assumed or substituted in connection with a change in control will become fully vested and exercisable, free of applicable restrictions, and all performance criteria will be deemed to have been achieved at target levels, upon the occurrence of the change in control.

        For purposes of Rite Aid's equity program, a "change in control" means, in general: (i) a person or entity acquires securities of Rite Aid representing 50% or more of the combined voting power of Rite Aid; (ii) an unapproved change in the majority membership of the Board; (iii) consummation of a merger or consolidation of Rite Aid or any subsidiary of Rite Aid, other than a merger or consolidation that results in the Rite Aid voting securities continuing to represent at least 60% of the combined voting power of the surviving entity or its parent, or a merger or consolidation effected to implement a recapitalization or similar transaction involving Rite Aid in which no person or entity acquires at least 35% of the combined voting power of Rite Aid; or (iv) stockholder approval of a plan of complete liquidation or dissolution of Rite Aid or the consummation of an agreement for the sale or disposition of all or substantially all of Rite Aid's assets, other than a sale or disposition to an entity, at least 60% of the combined voting power of which is owned by Rite Aid stockholders in substantially the same proportions as their ownership of Rite Aid immediately prior to such sale. For more information regarding the equity program, refer to the Compensation Discussion and Analysis under the caption "Long-Term Incentive Program."

        Under Rite Aid's Supplemental Retirement Plan.    The unvested account balance of the supplemental executive retirement plan in which the Named Executive Officers participate will vest upon a change in control of the Company as defined in the supplemental executive retirement plan, only if such Named Executive Officer is involuntarily terminated without cause within 12 months of the change in control. For more information regarding the supplemental executive retirement plan, refer to the Compensation Discussion and Analysis under the caption "Post-Retirement Benefits."

        Quantification of Payments Described.    The termination and change in control payments that would have been made to the Named Executive Officers had their employment been terminated as of February 28, 2015 under the circumstances described in the tables below are quantified in the tables below.

John T. Standley	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)(a)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)(a)
2 × Base Salary	N/A	N/A	2,300,000	2,300,000
2 × Bonus	N/A	N/A	4,600,000	4,600,000
Pro-Rated Incentive Bonus for Past Fiscal Year	2,991,291	2,991,291	2,991,291	2,991,291
Benefits	28,397	28,397	28,397	28,397
SERP Vesting	668,955	668,955	668,955	668,955
Vesting of Equity(1)	28,193,493	28,193,493	28,346,155	31,622,643	(2)
280G Gross Up	N/A	N/A	N/A	—

(a)
As discussed above, in the event of a Company Nonrenewal, Mr. Standley's termination payments are as follows: (i) severance is equal to 1x base salary and bonus, plus a pro-rated incentive bonus; (ii) health benefits will continue for one year; (iii) the unvested account balance in his SERP will vest; and (iv) options will vest and become exercisable and the restrictions with respect to awards of restricted stock will lapse to the extent such options would have become vested and exercisable or such restrictions would have lapsed had Mr. Standley remained employed for one year. If a Company Nonrenewal occurs within six months of a change in control, the severance formula is the same as termination by the Company without Cause or by Mr. Standley for Good Reason, as reflected in the table.

Kenneth A. Martindale	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	1,800,000	1,800,000
2 × Bonus	N/A	N/A	2,700,000	2,700,000
Pro-Rated Incentive Bonus for Past Fiscal Year	1,583,050	1,583,050	1,583,050	1,583,050
Benefits	11,265	11,265	11,265	11,265
SERP Vesting	501,428	501,428	501,428	501,428
Vesting of Equity(1)	12,008,981	12,008,981	12,008,981	14,791,843	(2)
280G Gross Up	N/A	N/A	N/A	—

Frank G. Vitrano	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	1,688,263	1,688,263
2 × Bonus	N/A	N/A	2,110,328	2,110,328
Pro-Rated Incentive Bonus for Past Fiscal Year	1,347,801	1,347,801	1,347,801	1,347,801
Benefits	27,828	27,828	27,828	27,828
SERP Vesting	530,978	530,978	530,978	530,978
Vesting of Equity(1)	10,749,151	10,749,151	10,749,151	13,018,410	(2)
280G Gross Up	N/A	N/A	N/A	—

Darren W. Karst	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	1,580,000	1,580,000
2 × Bonus	N/A	N/A	1,185,000	1,185,000
Pro-Rated Incentive Bonus for Past Fiscal Year	275,775	275,775	275,775	275,775
Benefits	19,347	19,347	19,347	19,347
SERP Vesting	84,565	84,565	84,565	84,565
Vesting of Equity(1)	2,142,439	2,142,439	2,142,439	3,790,573	(2)
280G Gross Up	N/A	N/A	N/A	N/A

Robert K. Thompson	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	1,000,640	1,000,640
2 × Bonus	N/A	N/A	N/A	N/A
Pro-Rated Incentive Bonus for Past Fiscal Year	N/A	N/A	N/A	N/A
Benefits	13,282	13,282	26,564	26,564
SERP Vesting	291,860	291,860	291,860	291,860	(2)
Vesting of Equity(1)	3,327,356	3,327,356	3,327,356	4,123,803
280G Gross Up	N/A	N/A	N/A	N/A

Marc A. Strassler	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	N/A	N/A	955,062	955,062
2 × Bonus	N/A	N/A	N/A	N/A
Pro-Rated Incentive Bonus for Past Fiscal Year	N/A	N/A	502,787	502,787
Benefits	1,011	1,011	2,022	2,022
SERP Vesting	—	—	—	—
Vesting of Equity(1)	4,024,003	4,024,003	4,024,003	4,719,396	(2)
280G Gross-up	N/A	N/A	N/A	—

(1)
Includes the value of equity awards and performance awards denominated in cash held by the officer that would become vested under the applicable circumstances. The value of stock options shown is based on the excess of $7.98, the closing price of a share of Rite Aid common stock on the last trading day before February 28, 2015, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer that would become vested under the applicable circumstances. The value of restricted stock and performance awards that are settled in stock shown is determined by multiplying $7.98, the closing price of a share of Rite Aid common stock on the last trading day before February 28, 2015 and the number of shares of restricted stock and the number of performance awards that are settled in stock held by the officer that would become vested under the applicable circumstances.

(2)
The value would also apply upon a change in control under the assumption that outstanding equity awards are not assumed or substituted in the change in control transaction, resulting in full vesting upon the change in control, as described above in the "Potential Payments Upon Termination or Change in Control—Change in Control Arrangements" narrative.

AUDIT COMMITTEE REPORT

        The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Audit Committee met eight times during fiscal year 2015.

        During those meetings the Audit Committee:

  •
  Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

  •
  Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual

    Report on Form 10-K for fiscal year 2015. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for fiscal year 2015.

  •
  Reviewed the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company.

  •
  Received management representations that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

  •
  Reviewed and updated the Audit Committee charter.

  •
  Reviewed and discussed with our independent registered public accounting firm those matters required to be communicated by the standards of the Public Company Accounting Oversight Board ("PCAOB"), as well as critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent registered public accounting firm, as required by Rule 2-07 of Regulation S-X under the Securities Exchange Act of 1934, as amended.

  •
  Discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the PCAOB.

  •
  Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

  •
  Pre-approved audit, other audit-related and tax services performed by our independent registered public accounting firm.

        In addition to pre-approving the audit and other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.

        As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended February 28, 2015 and March 1, 2014 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates.

	Year Ended
Description of Fees	Feb. 28, 2015	Mar. 1, 2014
	(Amounts in millions)
Audit Fees, including audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities	$2.3	$2.1
Audit-Related Fees, acquisition due diligence procedures and audits of employee benefit plans' financial statements	$0.9	$0.1
Tax Fees, tax compliance advice and planning	$0.1	$0.1
All Other Fees	$0.0	$0.3
Total	$3.3	$2.6

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2015 for filing with the SEC.

David R. Jessick, Chair
Kevin E. Lofton
Michael N. Regan

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of February 28, 2015, with respect to the compensation plans under which our common stock may be issued:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	39,795,636	$2.07	66,288,352	(3)
Equity compensation plans not approved by stockholders(1)	1,872,265	$2.64	—
Total(2)	41,667,901	$2.09	66,288,352	(3)

(1)
These plans include the Company's 1999 Plan, under which 10,000,000 shares of common stock are authorized for the grant of stock options at the discretion of the Compensation Committee, and the 2001 Plan, under which 20,000,000 shares of common stock are authorized for the grant of stock options, also at the discretion of the Compensation Committee. Both plans provide for the Compensation Committee to determine both when and in what manner options may be exercised; however, option terms may not extend for more than 10 years from the applicable date of grant. The plans provide that stock options may only be granted with exercise prices that are not less than the fair market value of a share of common stock on the date of grant. No securities remain available for future issuance under either the 1999 Plan or the 2001 Plan.

(2)
On a fully diluted basis, which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, the number of shares outstanding was 1,013,350,077.

(3)
Of the 66,288,352 shares remaining, there are 45,716,105 shares available for the grant of awards other than stock options or stock appreciation rights.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires Rite Aid's executive officers, directors and persons who own more than 10% of Rite Aid common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Rite Aid with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to Rite Aid, we have determined that during fiscal year 2015, no persons subject to Section 16(a) reporting submitted late filings except for Dedra N. Castle. In Ms. Castle's Form 3, which was timely filed, she erroneously stated that she owned no shares of common stock when in fact she owned 100 shares. Ms. Castle also reported on Form 5 in April 2015 an open market purchase of common stock that should have been disclosed on a Form 4 in December 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of May 1, 2015 (except as otherwise noted), certain information concerning the beneficial ownership of (a) each director and nominee for director, (b) each of our "Named Executive Officers" (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (c) each holder known to us to beneficially own more than 5% of our common stock and (d) all directors and executive officers as a group (based on 988,837,450 shares of common stock outstanding as of May 1, 2015). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)		Percentage of Class
Named Executive Officers, Directors and Nominee for Director:
Joseph B. Anderson, Jr.	385,266	(2)	*
Bruce G. Bodaken	44,838	(3)	*
David R. Jessick	255,266	(4)	*
Darren W. Karst	372,442		*
Kevin E. Lofton	25,552	(5)	*
Kenneth A. Martindale	4,853,361	(6)	*
Myrtle S. Potter	24,771	(7)	*
Michael N. Regan	419,454	(8)	*
Frank A. Savage	—		—
John T. Standley	12,878,858	(9)	1.32%
Marc A. Strassler	783,503	(10)	*
Marcy Syms	369,454	(11)	*
Robert K. Thompson	1,078,860	(12)	*
Frank G. Vitrano	2,235,701	(13)	*
All Executive Officers and Directors (17 persons)	26,519,906		2.72%
5% Stockholders:
The Vanguard Group	63,562,153	(14)	6.47%
100 Vanguard Blvd
Malvern, PA 19355
T. Rowe Price Associates, Inc.	110,158,352	(15)	11.2%
100 E. Pratt Street
Baltimore, MD 21202

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, thereby including options exercisable as of June 30, 2015.

(2)
This amount includes 50,000 shares which may be acquired within 60 days by exercising stock options and 295,266 restricted stock units that have vested or will vest before June 30, 2015 at which time said units will be payable in shares of common stock when Mr. Anderson leaves the Board.

(3)
This amount represents 28,125 restricted stock units that will vest before June 30, 2015 at which time said units will be payable in shares of common stock when Mr. Bodaken leaves the Board.

(4)
This amount includes 255,266 restricted stock units that have vested or will vest before June 30, 2015 at which time said units will be payable in shares of common stock when Mr. Jessick leaves the Board.

(5)
This amount represents 8,839 restricted stock units that will vest before June 30, 2015 at which time said units will be payable in shares of common stock when Mr. Lofton leaves the Board.

(6)
This amount includes 3,551,861 shares which may be acquired within 60 days by exercising stock options.

(7)
This amount represents 8,058 restricted stock units that will vest before June 30, 2015 at which time said units will be payable in shares of common stock when Ms. Potter leaves the Board.

(8)
This amount includes 100,000 shares which may be acquired within 60 days by exercising stock options and 279,454 restricted stock units that have vested or will vest before June 30, 2015 at which time said units will be payable in shares of common stock when Mr. Regan leaves the Board.

(9)
This amount includes 10,170,335 shares which may be acquired within 60 days by exercising stock options.

(10)
This amount includes 214,100 shares which may be acquired within 60 days by exercising stock options.

(11)
This amount includes 50,000 shares which may be acquired within 60 days by exercising stock options and 279,454 restricted stock units that have vested or will vest before June 30, 2015 at which time said units will be payable in shares of common stock when Marcy Syms leaves the Board.

(12)
This amount includes 861,536 shares which may be acquired within 60 days by exercising stock options.

(13)
This amount includes 1,166,605 shares which may be acquired within 60 days by exercising stock options.

(14)
This information is as of December 31, 2014 and based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2015.

(15)
This information is as of December 31, 2014 and based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 11, 2015.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

        We have adopted a written policy concerning the review, approval or ratification of transactions with related persons. The Nominating and Governance Committee is responsible for review, approval or ratification of "related person transactions" between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or any time since the beginning of the last fiscal year was, a director, executive officer, nominee for director, an immediate family member (as defined under applicable SEC rules) of such persons, or a 5% stockholder of the Company. A related person transaction is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person had, has or will have a direct or indirect material interest.

        Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them. Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential related person transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and presentation to the Nominating and Governance Committee for review including provision of additional information to enable proper consideration by the Nominating and Governance Committee. As necessary, the Nominating and Governance Committee shall review approved related person transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remain in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if the Nominating and Governance Committee deems it advisable. A copy of our full policy concerning transactions with related persons is available on the Governance section of our website at www.riteaid.com under the headings "Corporate Info—Governance—Related Person Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee currently consists of Marcy Syms (Chair), Bruce G. Bodaken and Michael N. Regan. During fiscal year 2015, no member of the Compensation Committee was an employee or former employee or executive officer of the Company.

STOCKHOLDER PROPOSALS FOR
THE 2016 ANNUAL MEETING OF STOCKHOLDERS

        Any stockholder desiring to present a proposal for inclusion in Rite Aid's proxy statement for the 2016 Annual Meeting of Stockholders must deliver the proposal to the Secretary at the address below not later than January 16, 2016. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in Rite Aid's proxy statement for the 2016 Annual Meeting. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the address below by March 27, 2016.

        Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid's By-Laws. The By-Laws, which are available upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. The By-Laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or, unless made under the proxy access provisions of the By-Laws described below, by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year's annual meeting of stockholders. Any such nomination by a stockholder must comply with the procedures specified in Rite Aid's By-Laws. To be eligible for consideration at the 2016 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director other than those under the proxy access provisions of the By-Laws must be received by the Secretary between February 26, 2016 and March 27, 2016. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.

        In addition, Rite Aid's By-Laws provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy materials. The proxy access provisions of the By-Laws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include director candidates in our annual meeting proxy materials must own 3% or more of Rite Aid's outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board. If the 20% calculation does not result in a whole number, the maximum number of stockholder nominees included in our proxy statement would be the closest whole number below 20%. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Rite Aid common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by Rite Aid's By-Laws and comply with the procedures specified therein, and each nominee must meet the qualifications required by the By-Laws. Requests to include stockholder-nominated candidates in our proxy materials for the 2016 Annual Meeting must be received by the Secretary no earlier than December 17, 2015 and no later than January 16, 2016.

        All submissions to the Secretary should be made to:

Rite Aid Corporation
30 Hunter Lane
Camp Hill, Pennsylvania 17011
Attention: Marc A. Strassler, Secretary

INCORPORATION BY REFERENCE

        In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption "Compensation Committee Report" and those portions of the information included under the caption "Audit Committee Report" required by the SEC's rules to be included therein, shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

OTHER MATTERS

        The Board of Directors knows of no other matters that have been submitted for consideration at the Annual Meeting other than those referred to in this proxy statement and the possible submission of the Krol Proposals, discussed below, which are not included in this proxy statement, but may be presented by Steven Krol at the Annual Meeting. If the Krol Proposals are presented at the Annual Meeting, the persons named on the enclosed proxy (the "proxy holders") will have discretionary authority pursuant to Rule 14a-4(c) under the Exchange Act with respect to the Krol Proposals and intend to exercise such discretion to vote "AGAINST" the proposals. If any other matters come before stockholders at the Annual Meeting, the proxy holders intend to vote the shares they represent in accordance with their best judgment.

        Steven Krol has advised the Company that he plans to present two proposals (the "Krol Proposals") at the Annual Meeting, the first requesting that the Board adopt a policy and amend the By-Laws to provide for an independent Chairman and the second requesting that the Board adopt a policy and amend the By-Laws to limit the number of outside boards or associations on which a senior executive may serve to one. The Krol Proposals were not submitted under Rule 14a-8 of the Exchange Act and Mr. Krol did not seek to have the Krol Proposals included in this proxy statement. If presented at the Annual Meeting, the adoption of either of the Krol Proposals, like the other stockholder proposals that are on the Company's agenda for the Annual Meeting, would require the approval of the affirmative vote of a majority of shares represented at the meeting and entitled to vote.

IMPORTANT NOTICE REGARDING DELIVERY
OF STOCKHOLDER DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is referred to as "householding," potentially provides extra convenience for stockholders and reduces printing and postage costs for companies.

        Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of this proxy statement is being sent to that address, unless we received contrary instructions from any stockholder at that address. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in "street name," additional information regarding householding of proxy materials should be forwarded to you by your broker.

        However, if you wish to receive a separate copy of this proxy statement, we will promptly deliver one to you upon request. You can notify us by sending a written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Marc A. Strassler, Secretary, or by calling the Secretary at (717) 975-5833. In addition, if you would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

ANNUAL REPORT

        A copy of Rite Aid's Annual Report on Form 10-K for fiscal year 2015 is being mailed together with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. A copy of our Annual Report, including the financial statements included therein, is also available without charge by visiting the Company's website or upon written request to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Marc A. Strassler, Secretary.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: 3. Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement. 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The Board of Directors unanimously recommends that you vote AGAINST Proposals 4 and 5. The Board of Directors unanimously recommends that you vote FOR Proposals 2 and 3. Please indicate if you plan to attend this meeting. 5. Consider a stockholder proposal, if properly presented at the Annual Meeting, relating to proxy access. 4. Consider a stockholder proposal, if properly presented at the Annual Meeting, relating to accelerated vesting of performance awards. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. M93007-P66628 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! RITE AID CORPORATION ATTN: BYRON PURCELL 30 HUNTER LANE CAMP HILL, PA 17011 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, June 24, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ElEcTRONIc DElIVERY OF FuTuRE PROXY MATERIAlS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, June 24, 2015. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIl Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You can obtain directions to the Annual Meeting by contacting Rite Aid's Investor Relations Department at (717) 975-3710. RITE AID cORPORATION 1. Election of Directors Nominees: The Board of Directors unanimously recommends that you vote FOR the following: For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain 1a. John T. Standley 1b. Joseph B. Anderson, Jr. 1c. Bruce G. Bodaken 1e. Kevin E. Lofton 1d. David R. Jessick 1g. Michael N. Regan 1f. Myrtle S. Potter 1h. Frank A. Savage 1i. Marcy Syms ! ! ! ! ! !

M93008-P66628 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. Address changes/comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) continued and to be signed on reverse side RITE AID cORPORATION Annual Meeting of Stockholders June 25, 2015 at 8:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John T. Standley, Marc A. Strassler, and Frank G. Vitrano, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of RITE AID CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, EDT on June 25, 2015 at the Clarion Hotel, 148 Sheraton Drive, New Cumberland, PA 17070, and any adjournment or postponement thereof. If applicable, the proxy shall also govern the voting stock held for the account of the undersigned in the Company's Investment Opportunity Plan, or any applicable employee benefit plan. The validity of this proxy is governed by the laws of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting of Stockholders. THIS PROXY, WHEN PROPERlY EXEcuTED, WIll BE VOTED AS SPEcIFIED, OR, IF NO SPEcIFIcATIONS ARE MADE, WIll BE VOTED IN AccORDANcE WITH THE BOARD OF DIREcTORS' REcOMMENDATIONS. IF ANY OTHER MATTER IS PROPERlY PRESENTED AT THE ANNuAl MEETING OF STOcKHOlDERS, THIS PROXY WIll BE VOTED IN THE NAMED PROXIES' DIScRETION ON SucH MATTER. PlEASE MARK, SIGN, DATE AND RETuRN THIS PROXY cARD PROMPTlY IN THE ENclOSED POSTAGE-PAID ENVElOPE.